Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

THE ALLIANT COMPANY, LLC,

ALLIANT, INC.

and

ARES COMMERCIAL REAL ESTATE CORPORATION

Dated as of May 14, 2013

i

Exhibits

Exhibit A                                 Escrow Agreement

Exhibit B                                  Form of Registration Rights Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 14, 2013, is made and entered into by and among Alliant, Inc., a Florida corporation, The Alliant Company, LLC, a Florida limited liability company (each, a “Seller” and, collectively, the “Sellers”), and Ares Commercial Real Estate Corporation, a Maryland corporation (“Buyer”).

RECITALS

WHEREAS, EF&A Funding, L.L.C. d/b/a Alliant Capital LLC, a Michigan limited liability company (the “Company”), is engaged in the business of lending and servicing, including lending and servicing activities relating to programs of Fannie Mae, FHA, GNMA and HUD;

WHEREAS, Sellers own all of the issued and outstanding Common Units, which represent all of the issued and outstanding membership interests of the Company (the “Outstanding Units”);

WHEREAS, Sellers desire to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase and acquire from Sellers, all right, title and interest in and to the Outstanding Units, free and clear of any Liens, upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal, state and local income Tax purposes, the purchase of Outstanding Units contemplated by this Agreement is intended to be treated, pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, (i) by Sellers as a taxable sale of all the Outstanding Units to Buyer in exchange for the Purchase Price, and (ii) by Buyer as a taxable purchase of all of the assets of the Company; and

WHEREAS, substantially contemporaneously with the execution of this Agreement, Buyer will deposit the Escrow Amount into the Escrow Account pursuant to the Escrow Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                        Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.  In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Action” means any action, claim, suit, audit, inquiry, investigation, proceeding, litigation or arbitration, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Additional Risk Loans” means the Mortgage Loans identified in Section 5.13 of the Seller Disclosure Schedule as Additional Risk Loans.

“Affiliate” means, with regards to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms controlled and controlling have meanings correlative thereto.

“Agreement” has the meaning ascribed to such term in the Preamble of this Agreement.

“Alliant GP Loans” means, collectively, each Mortgage Loan with respect to which the general partner, managing member, controlling shareholder or other controlling interest holder, as applicable, of the borrower entity for such Mortgage Loan is an Affiliate of any Seller and identified in Section 5.13 of the Seller Disclosure Schedule as Alliant GP Loans.

“Ancillary Agreements” means the Escrow Agreement, the Registration Rights Agreement, and, if applicable, the Transition Services Agreement.

“Applicable Requirements” has the meaning ascribed to such term in Section 3.19(c).

“Assessment Period” has the meaning ascribed to such term in Section 2.6(b).

“Audit Firm” has the meaning ascribed to such term in Section 2.5(b)(ii).

“Audited Balance Sheet Date” means December 31, 2012.

“Borrower” means the obligor under a Mortgage Loan.

“Business” means the lending and servicing business conducted by the Company, including, but not limited to, lending and servicing activities relating to programs of Fannie Mae, FHA, GNMA and HUD.

“Business Confidential Information” means all information, whether oral, written or electronic, provided to or obtained by Sellers or their Affiliates, regarding the Business and the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Intellectual Property” means the Intellectual Property that is owned or used by the Company in connection with the Business.

“Business Lease” has the meaning ascribed to such term in Section 3.11(b).

“Business Owned Intellectual Property” means all Business Intellectual Property owned by the Company.

“Buyer” has the meaning ascribed to such term in the Preamble of this Agreement.

“Buyer Aggregate De Minimis Claim Amount” has the meaning ascribed to such term in Section 8.4(a)(ii).

“Buyer Common Stock” means Buyer’s common stock, par value $0.01 per share.

“Buyer De Minimis Claim Amount” has the meaning ascribed to such term in Section 8.4(a)(ii).

“Buyer Disclosure Schedule” means the disclosure schedule of Buyer referred to in, and delivered to Sellers pursuant to, this Agreement.

“Buyer Indemnified Parties” has the meaning ascribed to such term in Section 8.2.

“Buyer Indemnity Amount” has the meaning ascribed to such term in Section 8.4(a)(iii).

“Buyer Insurance Policies” has the meaning ascribed to such term in Section 5.7(a).

“Buyer Offering” has the meaning ascribed to such term in Section 5.15(a).

“Buyer SEC Documents” means all of Buyer’s reports, documents. statements, schedules and registration statements filed with the SEC under the Securities Act and the Exchange Act, including reports on Form 8 K, Form 10 K and Form 10 Q.

“Buyer Threshold” has the meaning ascribed to such term in Section 8.4(a)(i).

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning ascribed to such term in the Company’s Operating Agreement.

“Company” has the meaning ascribed to such term in the Recitals of this Agreement.

“Company Benefit Plans” has the meaning ascribed to such term in Section 3.16(a).

“Company Employee” means each person employed by the Company in the relevant time period.

“Competing Business” has the meaning ascribed to such term in Section 5.11(a).

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated February 5, 2013, by and between the Company and Ares Commercial Real Estate Management LLC.

“Confidential Information” has the meaning ascribed to such term in Section 5.4(a).

“Continuing Employee” has the meaning ascribed to such term in Section 5.8(a).

“Contract” means any contract, agreement, binding arrangement or understanding, obligation, commitment, instrument, loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, franchise, power of attorney, purchase order, lease or license to which a party is bound, in each case as amended, supplemented, waived or otherwise modified.

“Covered Loans” means those Mortgage Loans identified under the heading “HUD Mortgage Loans – Covered Loans” on the Mortgage Loan Schedule.

“Covered Loan Consideration” has the meaning ascribed to such term in Section 2.7.

“Covered HUD Loan Origination Fees and Premiums” means those origination fees and premiums received or receivable by the Company (not exceeding amounts otherwise reportable to HUD) with respect to each Covered Loan closed and held on the Warehouse Line as of the later of June 30, 2013 or the Closing, net of commissions and other related costs and expenses (including in respect of Taxes).

“Defaulted Loans” means the Mortgage Loans identified in Section 5.13 of the Seller Disclosure Schedule as Defaulted Loans.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, takeout commitment, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DOL” means the United States Department of Labor.

“DUS Guide” has the meaning ascribed to such term in the Fannie Mae Delegated Underwriting and Servicing Master Loss Sharing Agreement, by and among Fannie Mae and the Company, as such may be amended and/or assigned pursuant to the terms of such agreement.

“DUS Portfolio” means the Mortgage Loans in the Company’s Delegated Underwriting and Servicing portfolio.

“Environmental Claim” means any written complaints, summonses, citations, notices, directives, orders, claims, investigations, notices of violation, proceedings or judgments by any Person in connection with Environmental Laws.

“Environmental Laws” means any applicable Laws related to the protection of human health, the environment or the protection of natural resources.

“Environmental Permits” means any Permits required under any Environmental Law for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning ascribed to such term in Section 2.6(a).

“Escrow Agent” has the meaning ascribed to such term in Section 2.6(a).

“Escrow Agreement” has the meaning ascribed to such term in Section 2.6(a).

“Escrow Amount” means One Million Dollars ($1,000,000), plus any interest earned on such amount pursuant to the terms of the Escrow Agreement during the period from inception of the Escrow Account until release of the Escrow Amount in accordance with this Agreement and the Escrow Agreement.

“Estimated Excess Reserve Amount” has the meaning ascribed to such term in Section 2.4.

“Estimated Closing Statement” has the meaning ascribed to such term in Section 2.4.

“Estimated Net Working Capital” has the meaning ascribed to such term in Section 2.4.

“Estimated Cash Consideration” means (a) the Fixed Cash Consideration; plus (b) the Estimated Excess Reserve Amount; plus (c) the Estimated Recruiting Expenses; minus (d) the amount, if any, by which the Required Net Working Capital exceeds the Estimated Net Working Capital; plus (e) the amount, if any, by which the Estimated Net Working Capital exceeds the Required Net Working Capital.

“Estimated Recruiting Expenses” has the meaning ascribed to such term in Section 2.4.

“Excess Reserve Amount” means the aggregate amount of restricted liquidity requirements applicable to the Company as of the Closing Date, disregarding any applicable deferrals, in excess of the Required Restricted Reserve Amount (which as of the date hereof is an amount equal to $2,500,000).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fannie Mae” means the Federal National Mortgage Association, a government sponsored enterprise duly organized and existing under the Laws of the United States.

“FHA” means the Federal Housing Administration, an agency within HUD.

“Final Cash Consideration” has the meaning ascribed to such term in Section 2.2.

“Final Closing Statement” has the meaning ascribed to such term in Section 2.5(a).

“Final Excess Reserve Amount” has the meaning ascribed to such term in Section 2.5(a).

“Final Net Working Capital” has the meaning ascribed to such term in Section 2.5(a).

“Final Recruiting Expenses” has the meaning ascribed to such term in Section 2.5(a).  For the avoidance of doubt, Final Recruiting Expenses shall not exceed $250,000 unless otherwise approved in writing by the Buyer.

“Financial Statements” means, collectively, the following financial statements of the Company:  (a) audited balance sheets as of December 31, 2010 and 2011 and the Reference Balance Sheet, and audited statements of income and cash flow and changes in Unitholders’ equity for the fiscal years ended December 31, 2010, 2011 and 2012, including all supplemental schedules and reports included therein; and (b) unaudited balance sheet as of March 31, 2013 and any unaudited statements of income and cash flow and changes in Unitholders’ equity for the fiscal quarter ended March 31, 2013, and any unaudited balance sheets and any unaudited statements of income and cash flow and changes in Unitholders’ equity for any fiscal quarter ended following March 31, 2013 and prior to the Closing Date, including all supplemental schedules and reports included therein, to be prepared by the Company and delivered to Buyer within 45 days following such fiscal quarter end (the “Quarterly Financials”).

“Fixed Cash Consideration” has the meaning ascribed to such term in Section 2.2.

“Fundamental Representations” has the meaning ascribed to such term in Section 8.1(a).

“GAAP” means the United States generally accepted accounting principles.

“GNMA” means the Government National Mortgage Association, a government-sponsored enterprise, duly organized and existing under the Laws of the United States.

“Governing Documents” means the articles of incorporation, bylaws, certificate of formation, operating agreement, partnership agreement or any similar document governing organization and management of a Person.

“Governmental Entity” means any international, supranational, national, provincial, regional, federal, state, municipal, local or other government, any instrumentality, department, commission, agency, bureau, board, subdivision, court, tribunal or judicial or arbitral body, any administrative, regulatory or self-regulatory agency, commission, body, task force or other authority (including any securities exchange or other self-regulatory organization in the securities, financial services, investment or commodity industries), or any quasi-governmental or private body exercising any regulatory, taxing or importing or other governmental or quasi-governmental authority.  For the avoidance of doubt, for purposes of this Agreement, “Governmental Entity” shall exclude the Program Lenders.

“Government Sponsored Program Lender” means each of Fannie Mae, FHA, and GNMA and each of their applicable successor entities that is organized, sponsored or licensed by a Governmental Entity or otherwise acting at the direction of a Governmental Entity to conduct the business of the applicable current Program Lender.

“Hazardous Materials” means all materials, substances or wastes defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant,” or “contaminant,” or words of similar meaning and import, under the Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or any Environmental Law, including polychlorinated biphenyls (PCBs); asbestos; urea-formaldehyde foam insulation (UFFI), and petroleum products and byproducts.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filings” has the meaning ascribed to such term in Section 5.20(a).

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” means, with respect to any Person, without duplication:  (a) indebtedness for borrowed money; (b) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; and (c) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor.

“Indemnified Parties” has the meaning ascribed to such term in Section 8.3.

“Indemnified Party Counsel” has the meaning ascribed to such term in Section 8.5(d).

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII of this Agreement.

“Insurance Policies” has the meaning ascribed to such term in Section 3.10(a).

“Intellectual Property” means all registered and unregistered trademarks, trade names, service marks, trade dress and domain names; registered and unregistered copyrights; rights in computer software, databases and data; patents; trade secrets and other proprietary information; and applications to register any of the foregoing.

“Intercompany Accounts” means all intercompany receivables, payables and other transactions existing between Sellers or any of their Affiliates (other than the Company), on the one hand, and the Company, on the other hand.

“Investor” means Fannie Mae, FHA, GNMA or any other private or public investor or credit enhancer for which the Company is originating, has sold, and has been or, prior to Closing, will be servicing, Mortgage Loans.

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means the knowledge, after due inquiry, of those individuals set forth on Section 1.1(a) of the Buyer Disclosure Schedule.

“Knowledge of Sellers” means the knowledge, after due inquiry, of those individuals set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, codes, rules, regulations, requirements, ordinances or Orders promulgated by any Governmental Entity or Program Lender.

“Leased Properties” has the meaning ascribed to such term in Section 3.11(b).

“Level II Loans” means the Mortgage Loans identified in Section 5.13 of the Seller Disclosure Schedule as Level II Loans.

“Lien” means any mortgage, pledge, security interest, encumbrance, deed of trust, priority, pre-emptive right, right of first refusal or similar rights of others, charge or other lien (whether arising by contract or by operation of law), mortgage, pledge, security interest, other than (a) with respect to each Mortgaged Property (i) the lien of real and personal property Taxes, water rates, sewer rents and assessments or payments to the Tax Authority in lieu thereof not yet due or delinquent or for which appropriate reserves are maintained in accordance with GAAP, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record which would be reflected on a survey or title insurance policy of such Mortgaged Property, (iii) exceptions and exclusions specifically referred to in the lender’s title insurance policy issued in respect to the related Mortgage Loan, (iv) rights of tenants as tenants only, provided, that a true and complete copy of the lease was made available to Buyer, and (v) liens being contested by the related Borrower in good faith by appropriate proceedings diligently conducted in accordance with the provisions of the related Mortgage or for which appropriate reserves are maintained in accordance with GAAP; (b) mechanic’s, materialmen’s, landlord’s and similar liens incurred in the ordinary course of business; (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens for Taxes not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP; and (e) non-exclusive licenses of Intellectual property.

“Loan Loss Amount” means with respect to a Mortgage Loan in the DUS Portfolio, amounts paid or payable to Fannie Mae at settlement with respect to such Mortgage Loan pursuant to the loss sharing obligations of the Buyer from on or after the Closing Date with respect to such Mortgage Loan pursuant to the DUS Guide.

“Losses” means any and all losses, fines, fees, penalties, deficiencies, liabilities, claims, damages, judgments, settlements, awards, obligations, interest, and reasonable costs and expenses (including reasonable attorneys’ fees, costs of investigation and disbursements).

“Material Adverse Effect” means any event, circumstance, development, condition, occurrence, change or effect that, individually or in the aggregate, has had individually or in the aggregate, a material adverse effect on the assets, liabilities, business, operations, results of operations or financial condition of the Company other than any event, circumstance, development, condition, occurrence, change or effect, resulting from (a) the effect of any change in the general economic condition of the United States economy following the date hereof; (b) any changes in, or adoption of, Laws following the date hereof (or interpretations thereof); (c) any changes in GAAP following the date hereof (or interpretations thereof); (d) the effect of any change arising in connection with any outbreak of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters or any other similar acts of nature, or any escalation or material worsening thereof after the date of this Agreement; or (e) any effect resulting from the execution, public announcement, consummation or existence of this Agreement, compliance with the terms of this Agreement, or the consummation of the transactions contemplated hereby (except, in the case of clauses (a), (b), (c) and (d) to the extent such events, circumstances, developments, condition, occurrences, changes, or effects, disproportionately affects the Company relative to that of the competitors of the Company).

“Material Contracts” has the meaning ascribed to such term in Section 3.13(a).

“Mortgage” means a mortgage, deed of trust, security deed or other security instrument on real property securing a Mortgage Note.

“Mortgage Loan Schedule” means the schedule(s), file(s) or data storage disk(s) or tape(s) produced by the Company from its management information system, dated as of the date hereof, identifying all of the Mortgage Loans and containing data related to such Mortgage Loans.

“Mortgage Loans” means the Serviced Loans.

“Mortgage Note” means a written promise to pay or repay a sum of money and interest at a fixed or variable interest rate during a specified term evidencing a Mortgage Loan.

“Mortgage Servicing Agreement” means an agreement between the Company, on the one hand, and an Investor, a servicer or other party, on the other hand, setting forth the terms and conditions under which the Serviced Loans have been and are to be serviced or subserviced by the Company or which may be incorporated in general guidelines and rule issuances of a Program Lender (such as the applicable Fannie Mae, FHA and GNMA Seller/Servicer Guides), including provisions setting out loss sharing, pass-through, co-insurance and similar obligations, and all amendments and modifications to such agreements.

“Mortgaged Property” means the parcel or parcels of property securing a Mortgage Note and which is the subject of the related Mortgage.

“Net Working Capital” means, as of any applicable date of determination, an amount equal to:  (a) the current assets of the Company solely in the categories in the rows labeled “Total Cash”, “Total Interest Receivable”, “Miscellaneous Receivables”, “Service Fees Receivable (collected in arrears)”, “Deposits” (for the avoidance of doubt, excluding borrower deposits), and “Prepaid Expenses & Other Assets” in the column labeled “Net Working Capital Definition” on Annex A, and excluding the Required Restricted Reserve Amount, any notes receivable, advances and any non-performing loans receivable; minus (b) the liabilities of the Company excluding solely those categories in the rows labeled “Total Borrowers’ Deposits”, “Warehouse Lines of Credit”, Provision for Loan Losses”, “Service Vesting Payable (non Bryon)”, “Principal & Interest due to Parent Co.” in the column labeled “Net Working Capital Definition” on Annex A and prepared in the same form as the Reference Balance Sheet and, if applicable, in accordance with GAAP, consistently applied; provided that any current assets and/or liabilities of the Company that relate to rate lock or purchase commitments and borrower deposits for loans, and 50% of the amount in the category in the row labeled “Vesting Payable (Byron Severance)” in the column labeled “Net Working Capital Definition” on Annex A, will be excluded from the calculation of Net Working Capital for all purposes.  In addition, to the extent that any asset is reflected in Net Working Capital, but any obligation (whether fixed or contingent) to share any portion of such asset with employees or former employees of the Company or other third parties is not so reflected in Net Working Capital on a dollar-for-dollar basis, such obligation shall reduce Net Working Capital on a dollar-for-dollar basis.

“Notice of Disagreement” has the meaning ascribed to such term in Section 2.5(b)(i).

“NWC Escrow Amount has the meaning ascribed to such term in Section 2.4.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off Balance Sheet Arrangements” means, with respect to any Person, any obligation or liability that does not appear as a liability on the balance sheet of such Person and that constitutes (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee, (c) obligations, liabilities and indebtedness of such Person arising under any interest rate, currency or commodity hedge, cap, collar, swap, derivative or similar transaction and (d) obligations, contingent or otherwise, of such Person under any “synthetic” lease, Tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for Tax purposes but is classified as an operating lease or (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person.

“Operating Agreement” means the Amended and Restated Operating Agreement of EF&A Funding, L.L.C., dated as of January 12, 2007, as amended.

“Order” means any decision, decree, order, writ, judgment, stipulation, award, injunction (whether temporary, preliminary, or permanent), temporary restraining order or other order in any suit or proceeding by any Governmental Entity.

“Outside Date” has the meaning ascribed to such term in Section 7.1(b).

“Outstanding Units” has the meaning ascribed to such term in the Recitals.

“Permits” has the meaning ascribed to such term in Section 3.15(a).

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a joint venture, a trust, a business trust, cooperative, foreign trust or foreign business organization or any other similar entity or organization, including a Governmental Entity and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Potential Default Loans” means the Mortgage Loans identified in Section 5.13 of the Seller Disclosure Schedule as Potential Default Loans.

“Pre-Closing Tax Returns” shall have the meaning ascribed to such term in Section 5.9(a).

“Preferred Units” has the meaning ascribed to such term in the Company’s Operating Agreement.

“Program Lender” means each of Fannie Mae, FHA, and GNMA and each of their successor entities (as applicable) that holds, controls, owns or guarantees the performance of the applicable Serviced Loans (and, for the avoidance of doubt, excluding any Person that may own, control, hold or guarantee the performance of such Serviced Loans in a manner similar to that currently provided by the Company and excluding any Borrower or any guarantor of any Borrower under such Serviced Loans).

“Purchase Price” has the meaning ascribed to such term in Section 2.2.

“Recruiting Expenses” has the meaning ascribed to such term in Section 5.1(a)(19).

“Reference Balance Sheet” means the audited balance sheet of the Company as of December 31, 2012, as attached hereto as Section 1.1(b) of the Seller Disclosure Schedule.

“Reference Closing Statement” means the illustrative closing statement as attached hereto as Section 1.1(c) of the Seller Disclosure Schedule.

“Registered Intellectual Property” has the meaning ascribed to such term in Section 3.17(a)

“Registration Rights Agreement” means the Registration Rights Agreement appended to this Agreement as Exhibit B.

“Regulatory Filing” has the meaning ascribed to such term in Section 3.4.

“Reimbursable Loss Loans” means, collectively, the Level II Loans, the Defaulted Loans, the Potential Default Loans, the Additional Risk Loans, the Alliant GP Loans and the Undesignated DUS Portfolio Loans.

“Release” means any release, spill, emission, migration, pouring, emptying, injecting, leaching, dumping, discharge or disposal of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives” means, with regard to any specified Person, such Person’s directors, officers, partners, members, employees, agents, representatives, financial advisors, lenders, consultants, accountants and attorneys.

“Required Information” has the meaning ascribed to such term in Section 5.15(a).

“Required Net Working Capital” means $3,500,000.

“Required Restricted Reserve Amount” means the “Aggregate Restricted Liquidity Requirement,” as that term is defined in section 403.04 of Part II of the DUS Guide (as amended), applicable to the Company as of the Closing Date.

“Retained Interest in Securitization” means the asset of the Company titled “Retained Interest in Securitization” on the Reference Balance Sheet.

“Securities Act” has the meaning ascribed to such term in Section 3.2(a).

“Seller” has the meaning ascribed to such term in the Preamble of this Agreement.

“Seller Aggregate De Minimis Claim Amount” has the meaning ascribed to such term in Section 8.4(b)(ii).

“Seller De Minimis Claim Amount” has the meaning ascribed to such term in Section 8.4(b)(ii).

“Seller Disclosure Schedule” means the disclosure schedule of Sellers referred to in, and delivered to Buyer pursuant to, this Agreement, and subject to Section 9.8 hereof.

“Seller Indemnified Parties” has the meaning ascribed to such term in Section 8.3.

“Seller Indemnity Amount” has the meaning ascribed to such term in Section 8.4(b)(iii).

“Seller Threshold” has the meaning ascribed to such term in Section 8.4(b)(i).

“Serviced Loan” means a mortgage loan evidenced by a Mortgage Note and secured by a Mortgage that is serviced by the Company under any Mortgage Servicing Agreement, including mortgage loans under any mortgage loan programs established by any Program Lenders that are originated by the Company prior to the Closing.

“Standstill Period” has the meaning ascribed to such term in Section 5.16(a).

“Stock Consideration” has the meaning ascribed to such term in Section 2.2(a).

“Stock Escrow Agreement” has the meaning ascribed to such term in Section 2.6(d).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, which (a) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers, or trustees thereof is at the time owned, controlled or held by, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned, controlled or held by, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, managing member or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” (including, with correlative meaning, the term “Taxes”) means all United States federal, state and local, and foreign, income, gross receipts (including, for the avoidance of doubt, business & occupation tax and commercial activity tax), license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under § 59A of the Code), customs duties, capital stock, franchise, escheat, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to Tax, or penalties applicable thereto, imposed by any Tax Authority, and shall include any liabilities for Taxes of any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local or non-U.S. Law.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

“Tax Return” mean all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

“Third Party Claim” has the meaning ascribed to such term in Section 8.5(b).

“Transaction Commitment Notice” has the meaning ascribed to such term in Section 2.6(b).

“Transaction Termination Notice” has the meaning ascribed to such term in Section 2.6(b).

“Treasury Regulations” means United States treasury regulations promulgated under the Code.

“Undesignated DUS Portfolio Loans” means, collectively, all Mortgage Loans in the DUS Portfolio, other than the Level II Loans, Defaulted Loans, Additional Risk Loans, Potential Default Loans and Alliant GP Loans.

“Units” means, collectively, the Preferred Units and the Common Units.

“Updated Mortgage Loan Schedule” means a schedule in the form of, and containing the same type of information as reflected on, the Mortgage Loan Schedule, updated as of a date not more than ten (10) Business Days prior to the Closing Date.

“Warehouse Line” has the meaning ascribed to such term in Section 5.14.

ARTICLE II

PURCHASE AND SALE

Section 2.1                        Purchase and Sale of Outstanding Units.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, the Outstanding Units, free and clear of any Liens.

Section 2.2                        Purchase Price and Related Matters.  Subject to the terms and conditions of this Agreement, in consideration for the purchase and sale of the Outstanding Units, Buyer shall pay and deliver to the Sellers, in proportion to their respective percentage interest in the Outstanding Units as set forth on Section 3.2(a) of the Seller Disclosure Schedule, aggregate consideration consisting of:

(a)                     588,235 shares of Buyer Common Stock (the “Stock Consideration”); and

(b)                    the Final Cash Consideration, as finally determined pursuant to Section 2.5 below.

The Final Cash Consideration shall consist of: (i) $52,900,000 (the “Fixed Cash Consideration”); plus (ii) the Final Excess Reserve Amount; plus (iii) the Final Recruiting Expenses; minus (iv) the amount, if any, by which the Required Net Working Capital exceeds the Final Net Working Capital; plus (vi) the amount, if any, by which the Final Net Working Capital exceeds the Required Net Working Capital.

The Stock Consideration and the Final Cash Consideration are collectively referred to as the “Purchase Price”.  For the avoidance of doubt, it is the intent of the parties that there shall be no duplication between the Covered Loan Consideration and any items reflected in Final Net Working Capital.  The Purchase Price will be paid to the Sellers in proportion to Sellers’ respective percentage interest in the Outstanding Units as set forth on Section 3.2(a) of the Seller Disclosure Schedule.

Section 2.3                        The Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at Four Times Square, New York, New York 10036-6522 at 10:00 a.m., Eastern Time, on the third (3rd) Business Day after the first date on which the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that on such date, all of the conditions set forth in Article VI have been and continue to be satisfied or waived.  Notwithstanding the foregoing, the Closing may take place at such other time or on such other date as the Sellers and Buyer may mutually agree upon (the day on which the Closing takes place being the “Closing Date”).  Subject to the terms and conditions of this Agreement, Sellers and Buyer shall use their commercially reasonable efforts to cause the Closing to occur within ninety (90) days of the execution of this Agreement.  At the Closing, as a further condition of the Closing, the Parties shall take the following actions:

(a)                     Buyer shall deliver or cause to be delivered to the Sellers:

(i)                                  by wire transfer of immediately available funds to an account or accounts designated by the Sellers in writing at least two (2) Business Days prior to the Closing, an amount equal to the Estimated Cash Consideration less the

Escrow Amount (and, if applicable, the NWC Escrow Amount), as set forth on the Estimated Closing Statement delivered pursuant to Section 2.4, which shall be paid in proportion to Sellers’ respective percentage interest in the Outstanding Units as set forth on Section 3.2(a) of the Seller Disclosure Schedule;

(ii)                              by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing at least two (2) Business Days prior to the Closing, the Escrow Amount;

(iii)                          certificates evidencing the Stock Consideration, free and clear of all Liens, along with such documentation as may be reasonably required to evidence that the Stock Consideration has been duly issued to the Sellers, which shall be issued in proportion to Sellers’ respective percentage interest in the Outstanding Units as set forth on Section 3.2(a) of the Seller Disclosure Schedule;

(iv)                          an executed cross receipt for the Outstanding Units delivered at the Closing;

(v)                              a certificate of Buyer signed by an authorized officer of Buyer, dated as of the Closing Date, to the effect of Section 6.2(a)(i)-(ii);

(vi)                          all previously received written instruments or documents evidencing any Governmental Entity approvals or other consents of third parties made or obtained by Buyer and its Affiliates in connection with the transactions contemplated by this Agreement;

(vii)                      duly executed counterparts of each Ancillary Agreement to which Buyer is a party; and

(viii)                  all such other documents, contracts, certificates, instruments, keys and records as may be necessary to consummate or effectuate the transactions contemplated by this Agreement.

(b)                    The Sellers shall deliver or cause to be delivered to Buyer:

(i)                                  an assignment to the Buyer of the Outstanding Units, free and clear of all Liens, in form and substance reasonably satisfactory to the Buyer;

(ii)                              an executed cross receipt for the Estimated Cash Consideration and the Stock Consideration paid or delivered at the Closing;

(iii)                          (x) a copy of the certificate of formation of the Company, certified as of a date not more than five (5) calendar days before the Closing Date by the Michigan Department of Consumer and Industry Services, and (y) a copy of the Company’s Operating Agreement as in effect immediately prior to the Closing, certified by the secretary or equivalent officer of the Company;

(iv)                          a certificate of good standing (or its equivalent) for the Company issued by the Michigan Department of Consumer and Industry Services, as of a date not more than five (5) calendar days before the Closing Date;

(v)                              a certificate by each Seller signed by an authorized officer of such Seller, dated as of the Closing Date, to the effect of Section 6.1(a)(i)-(iii) (if Closing occurs on or prior to the Initial Outside Date) or Section 6.1(a)(ii) (if Closing occurs after the Inital Outside Date);

(vi)                          an affidavit of each Seller prepared in accordance with Treasury Regulations Sections 1.1445-2 and dated as of the Closing Date indicating that such Seller is not a foreign person; provided, however, that that if Buyer does not receive a properly executed affidavit, as described above, from each such person, then Buyer  shall be permitted to withhold from any payments to be made pursuant to this Agreement to such Person any required withholding Tax under Section 1445 of the Code as determined by Buyer, and any such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Seller;

(vii)                      a copy of the written consent of the Sellers, in their capacity as owners of 100% of the Common Units of the Company, certified as of the Closing Date by an authorized officer of the Company, authorizing (i) the execution and delivery of this Agreement and the Ancillary Agreements, to the extent applicable, and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent applicable, and (ii) the assignment of 100% the Outstanding Units to the Buyer, and in each case such written consent shall be in full force and effect and not revoked as of the Closing Date;

(viii)                  the original securities transfer and corporate minute books (or their equivalent) for the Company;

(ix)                          all previously received written instruments or documents evidencing any Governmental Entity approvals or other consents of third parties made or obtained by Sellers and their Affiliates in connection with the transactions contemplated by this Agreement;

(x)                              executed removal of the Manager of the Company and resignations of each officer of the Company requested by Buyer in writing, effective as of the Closing Date;

(xi)                          duly executed counterparts of each Ancillary Agreement to which the Sellers and/or the Company is a party; and

(xii)                      all such other documents, contracts, certificates, instruments, keys and records as may be reasonably necessary to consummate or effectuate the transactions contemplated by this Agreement.

Section 2.4                        Estimated Closing Statement.  No later than seven (7) Business Days prior to the date on which the Closing is scheduled to occur, Sellers shall cause to be prepared and delivered to Buyer, at the sole expense of Sellers, a statement (the “Estimated Closing Statement”) that sets forth in reasonable detail: (a) Sellers’ good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”); (b) Sellers’ good faith estimate of the Recruiting Expenses as of the Closing Date (the “Estimated Recruiting Expenses”); (c) Sellers’ good faith estimate of the Excess Reserve Amount as of the Closing Date (the “Estimated Excess Reserve Amount”); and (d) Sellers’ good faith calculation of the Estimated Cash Consideration (broken out by line item).  The Estimated Closing Statement shall be (i) compiled from the books of account and other financial records of the Company and (ii) prepared (x) in accordance with GAAP, consistently applied, and (y) in a manner consistent with the preparation of, and in the same form and containing the same line items as, the Reference Closing Statement.  Sellers shall consult with Buyer regarding the preparation of the Estimated Closing Statement, take into account in good faith Buyer’s views in respect thereof, and provide Buyer and its Representatives, upon prior written request of Buyer, reasonable access to Sellers’ work papers and any work papers of Sellers’ independent accountants, in each case, to the extent used in connection with the preparation of the Estimated Closing Statement, and Sellers shall make reasonably available to Buyer and its Representatives relevant Sellers’ personnel responsible for the preparation of the Estimated Closing Statement, in each case, to the extent reasonably necessary for, and for the sole purpose of, assisting in Buyer’s review of the Estimated Closing Statement and the calculation of the Estimated Cash Consideration; provided, that the independent accountants of Sellers shall not be obligated to make any work papers available to Buyer unless and until Buyer has signed a customary agreement relating to access to work papers in form and substance reasonably acceptable to such independent accountants.  With respect to clause (a) in the preceding sentence, in the event the Estimated Net Working Capital exceeds the Required Net Working Capital (such excess, if any, the “NWC Escrow Amount”), the NWC Escrow Amount shall be deposited by Sellers into the Escrow Account pursuant to the terms and conditions set forth in the Escrow Agreement, and shall be released upon final resolution of the Final Cash Consideration in accordance with Section 2.5; provided, that the NWC Escrow Amount required to be deposited into the Escrow Account at Closing shall not exceed Two Million Dollars ($2,000,000).

Section 2.5                        Final Closing Statement.

(a)                     Final Closing Statement.  No later than sixty (60) days following the Closing Date, Buyer shall cause to be prepared and delivered to Sellers, at the sole expense of Buyer, a statement (the “Final Closing Statement”) that sets forth in reasonable detail Buyer’s calculation of (i) the Net Working Capital as of the Closing Date (the “Final Net Working Capital”); (ii) the Recruiting Expenses as of the Closing Date (the “Final Recruiting Expenses”); (iii) the Excess Reserve Amount as of the Closing Date (the “Final Excess Reserve Amount”); and (v) the Final Cash Consideration (broken out by line item).  The Final Closing Statement shall be (i) compiled from the books of account and other financial records of the Company and (ii) prepared (x) in accordance with the definition of Net Working Capital and/or GAAP consistently applied, as applicable, and (y) in a manner consistent with the preparation of, and in the same form and containing the same line items as, the Reference Closing Statement.

(b)                    Dispute.

(i)                                  The Final Closing Statement, and the amounts set forth therein, shall be final and binding on the parties hereto unless, within thirty (30) Business Days after receipt by Sellers of the Final Closing Statement, Sellers shall deliver a written notice to Buyer of its disagreement with the calculation of any of the line items in the Final Closing Statement that specifies the amount of the proposed adjustment for each line item in dispute and the substance of any disagreement asserted in reasonable detail (the “Notice of Disagreement”).  The Notice of Disagreement shall only set forth objections based on (x) arithmetic error or (y) the Final Closing Statement not being prepared (A) in accordance with the definition of Net Working Capital and/or GAAP as consistently applied, as applicable, and (B) subject to Section 2.5(a), in the same form, and with the same line items, as the Reference Closing Statement.  Sellers shall be deemed to have agreed with all items and amounts contained in the Final Closing Statement and the calculations set forth therein, other than as specified in the Notice of Disagreement.  If the Notice of Disagreement is timely delivered by Sellers as provided herein, Buyer, on the one hand, and Sellers, on the other hand, will, during the fifteen (15) days following delivery of the Notice of Disagreement, use their commercially reasonable efforts to reach agreement on the disputed items or amounts set forth in the Notice of Disagreement, which shall be resolved within the range represented by Buyer’s and Sellers’ respective positions.  For the purposes of complying with this Section 2.5(b)(i), after the Closing and until any disputes with respect to the Final Closing Statement are resolved in accordance with this Section 2.5(b), Buyer shall provide Sellers and their Representatives, upon prior written request of Sellers, reasonable access to Buyer’s work papers and any work papers of Buyer’s independent accountants, in each case, to the extent used in the preparation of the Final Closing Statement, and Buyer shall make reasonably available to Sellers and their Representatives relevant Buyer personnel responsible for the preparation of the Final Closing Statement, in each case, to the extent reasonably necessary for, and for the sole purpose of, assisting in Sellers’ review of the Final Closing Statement; provided that the independent accountants of Buyer shall not be obligated to make any work papers available to Sellers unless and until Sellers have signed a customary agreement relating to access to work papers in form and substance reasonably acceptable to such independent accountants.

(ii)                              If Buyer and Sellers are unable to reach agreement on the Final Closing Statement during the fifteen (15)-day period described above, they shall promptly thereafter designate a firm of independent accountants (the “Audit Firm”) of nationally recognized standing reasonably satisfactory to Buyer and Sellers to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Closing Statement.  If Buyer and Sellers do not agree on the selection of the Audit Firm within ten (10) Business Days following the end of the fifteen (15)-day period described above, either party may request the American Arbitration Association to appoint, within fifteen (15) days from this request, a firm of independent public accountants of nationally recognized standing with significant experience relating to purchase price adjustments in the financial services industry, which is independent of each of Buyer and Sellers, to serve as the Audit Firm.  At the time of submission of the dispute to the Audit Firm, Buyer and Sellers will each submit a written statement setting forth in such detail as they deem appropriate their respective positions with respect to only the disputed matters.  There will be no ex parte communications between Buyer or Sellers and the Audit Firm with respect to the disputed matters, other than written answers by the parties to written questions from the Audit Firm.  All written communications to or from the Audit Firm and Buyer or Sellers will be delivered simultaneously to the other party.  In determining the Final Closing Statement, the Audit Firm (1) shall be bound by the definitions and other applicable provisions set forth in this Agreement, (2) shall consider only those items or amounts in the Final Closing Statement as to which Sellers have disagreed, as set forth in the Notice of Disagreement, and (3) shall base its review solely on the written statements prepared by the parties and supporting documents provided by the parties and the responses to any written questions from the Audit Firm.  The decision of the Audit Firm shall not be based on an independent examination or audit of the financial or accounting records of the Company or its predecessors or legal discovery process.  The determination of the Audit Firm with respect to each line item in dispute with respect to the Final Closing Statement shall be within the range represented by Buyer’s and Sellers’ respective positions as set forth in the Final Closing Statement and the Notice of Disagreement, respectively.  The parties shall use commercially reasonable efforts to cause the Audit Firm to deliver to Buyer and Sellers, as promptly as practicable, and in any event within thirty (30) days, after referral of the disputed matters to the Audit Firm a written report setting forth its determination with respect to each of the disputed matters as provided in this Section 2.5(b)(ii).  The determination of the Audit Firm shall be final, binding and conclusive, shall not be subject to appeal and shall be deemed to have been accepted by Buyer and Sellers, subject only to manifest error.  The fees and expenses of the Audit Firm shall be borne by Buyer, on the one hand, and by Sellers, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Audit Firm, which allocation shall be determined by the Audit Firm at the time the Audit Firm renders its determination on the merits of the matters submitted to it.

(c)                     Adjustment Payment.

(i)                                  If the amount of the Final Cash Consideration exceeds the amount of the Estimated Cash Consideration, Buyer shall pay to Sellers, in the manner and with interest as provided in Section 2.5(c)(ii), the amount of such excess and release any NWC Escrow Amount to Sellers in proportion to their respective percentage interest in the Outstanding Units as set forth on Section 3.2(a) of the Seller Disclosure Schedule.  If the amount of the Estimated Cash Consideration exceeds the amount of the Final Cash Consideration, Sellers shall pay to Buyer (or satisfy from release to Buyer of the NWC Escrow Amount (and any remaining portion thereof to be released to Sellers), as applicable), in the manner and with interest as provided in Section 2.5(c)(ii), the amount of such excess, in proportion to their respective percentage interest in the Outstanding Units as set forth on Section 3.2(a) of the Seller Disclosure Schedule.

(ii)                              Any payment pursuant to Section 2.5(c)(i) shall be made at a mutually convenient time and place (and in any event within ten (10) days after the date of determination by the Audit Firm pursuant to Section 2.5(b)(ii)) and by delivery by Buyer or Sellers, as the case may be, by wire transfer of immediately available funds to an account or accounts of such other party as may be designated by such other party in writing (or by release of the NWC Escrow Amount, as applicable).  The amount of any adjustment payment to be made pursuant to this Section 2.5(c) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the “Prime Rate” as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed.

(d)                   Tax Withholding.  Except as provided in Section 2.3(b)(vi), in the event that the circumstances change after the date hereof (including as a result of a change of applicable Law) such that Buyer reasonably determines a deduction or withholding is required to be deducted and withheld under the Code, Buyer shall inform Sellers of such change in circumstances (or applicable Law) and consult with Sellers in good faith concerning such proposed deduction or withholding, and thereafter Buyer shall be entitled to deduct and withhold appropriate amounts (without duplication); provided, further, however, if Buyer becomes aware after the date hereof of an obligation to deduct or withhold any amount from the consideration otherwise payable pursuant to this Agreement under applicable state or local Tax Law, Buyer shall inform Sellers of such required deduction or withholding and consult with Sellers in good faith concerning such deduction and withholding, and shall be entitled to deduct and withhold appropriate amounts (without duplication).  To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made by Buyer.

Section 2.6                        Escrow Amount.

(a)                     Within one (1) business day of the execution of this Agreement, Buyer shall deposit the Escrow Amount into an escrow account (the “Escrow Account”) with Citibank, N.A. (the “Escrow Agent”) pursuant to the terms and conditions of an Escrow Agreement entered contemporaneously herewith among the Buyer, the Sellers and the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”).  The Escrow Amount will be held and released to Buyer, or any funds in the Escrow Account will be held and disbursed to Sellers, by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement.

(b)                    Buyer shall have from the date hereof until June 12, 2013 to complete to its satisfaction its due diligence of the Company and to otherwise satisfy itself with respect to the transactions contemplated by this Agreement and the Ancillary Agreements (such period ending on June 12, 2013, the “Assessment Period”).  Prior to the expiration of the Assessment Period, Buyer shall provide notice to Sellers in writing either (i) affirming Buyer’s commitment to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms specified herein (such notice, a “Transaction Commitment Notice”) or (ii) indicating Buyer’s desire to withdraw from the transactions contemplated by this Agreement and the Ancillary Agreements (such notice, a “Transaction Termination Notice”).  For the avoidance of doubt, in the event Buyer fails to provide Sellers with any notice prior to the expiration of the Assessment Period, Buyer and Sellers acknowledge that such failure shall be deemed delivery of a Transaction Commitment Notice for purposes of this Section 2.6(b).

(c)                     In the event Buyer delivers a Transaction Commitment Notice pursuant to Section 2.6(b), the Escrow Account shall remain funded with the Escrow Amount pursuant to the terms of the Escrow Agreement, and, in the event the Closing occurs pursuant to the terms and conditions set forth in this Agreement, such Escrow Amount shall be applied to the Purchase Price as contemplated by Section 2.3(a)(ii).  In the event Buyer delivers a Transaction Termination Notice in accordance with Section 2.6(b) above, the Escrow Agent shall be directed to release the Escrow Amount to Buyer, and this Agreement shall be terminated pursuant to Section 7.1(g) without liability to any party.  Notwithstanding the foregoing, in the event Buyer delivers a Transaction Commitment Notice pursuant to Section 2.6(b) (or is deemed to have delivered such notice) and this Agreement is subsequently terminated for any reason, other than as provided in the following proviso, the Escrow Agent shall be directed to release the Escrow Amount to Sellers upon such termination, and Buyer shall have no further right to or interest in the Escrow Amount; provided, however, that if Buyer terminates this Agreement pursuant to Section 7.1(e) or 7.1(h), then the Escrow Agent shall be directed to release the Escrow Amount to Buyer.

(d)                   During the Assessment Period, (i) Sellers shall provide Buyer with financial information regarding Sellers reasonably requested by Buyer for Buyer to assess the creditworthiness and liquidity of Sellers and (ii) Sellers and Buyer shall negotiate in good faith minimum net worth covenants (including periodic certifications) intended to ensure that Sellers maintain a minimum net worth of: (a) $10 million from the Closing Date through the eighteen (18) month anniversary of the Closing Date; (b) thereafter, $4 million through the third (3rd) anniversary of the Closing Date; (c) thereafter, $3 million through the fourth (4th) anniversary of the Closing Date; and (d) thereafter, zero (with respect to clauses (b)-(d), in each case, plus the aggregate amount of any indemnification claims pending by Buyer pursuant to Section 5.13 and Article VIII of this Agreement).  If at the end of the Assessment Period Buyer in good faith is not reasonably satisfied with the creditworthiness and liquidity of Sellers and/or Sellers’ ability to comply with the minimum net worth covenants in clauses (a)-(d) above, Sellers and Buyer shall negotiate in good faith an escrow agreement for the deposit of the Stock Consideration (or such other mutually agreed collateral and substitution rights) at Closing (the “Stock Escrow Agreement”) that reduces to the levels described in clauses (b)-(d) above at the times described therein based on mutually agreed valuation procedures.

Section 2.7                        Covered Loan Consideration.  On or after the Closing Date, as applicable, Buyer or the Company shall remit to Sellers, by wire transfer of immediately available funds to an account or accounts designated by the Sellers in writing at least two (2) Business Days prior to the Closing, the amount of Covered HUD Loan Origination Fees and Premiums as of the later of (i) the Closing Date or (ii) the date a Covered Loan in respect of such Covered HUD Loan Origination Fees and Premiums is settled and securities in respect thereof are issued (collectively, the “Covered Loan Consideration”).

Section 2.8                        Further Assurances.  In case at any time after the date of this Agreement and from time to time any further action is or documents are necessary or appropriate to carry out the intents and purposes of this Agreement, including to vest the Buyer with valid and legal title to the Outstanding Units, free and clear of all Liens, including to execute, deliver and file any such further documents, the directors, officers, members and employees of the Parties or their Affiliates shall take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this Agreement as reasonably requested by the other Party.  Each Party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth on the Seller Disclosure Schedule, subject to Section 9.8 hereof, the Sellers, jointly and severally, hereby represent and warrant to Buyer as set forth below as of the date hereof and on and as of the Closing Date:

Section 3.1                        Organization and Good Standing.  Each Seller and the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power (corporate or otherwise) and authority to own its assets and to carry on its business as currently conducted, except in the case of Sellers, where the failure to have such power (corporate or otherwise) and authority would not prevent or materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, in either case, or in the case of the Company, where the failure to have such power (corporate or otherwise) and authority would not have a Material Adverse Effect.  The Company is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect or prevent or materially impair or delay its ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.  Sellers have made available to Buyer prior to the execution of this Agreement true and complete copies of the Governing Documents of the Company and, to the extent in existence, the membership interest record book, the minute book and other corporate or similar organizational records of the Company.  The other records (corporate, financial and other) of the Company have been maintained in accordance with applicable requirements of Law.

Section 3.2                        Capitalization.

(a)                     Section 3.2(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the authorized Units or other equity interests of any kind of the Company which are issued and outstanding.  The Common Units constitute all of the issued and outstanding limited liability company interests of any kind of the Company.  The Common Units have been duly authorized and validly issued, are fully paid, nonassessable and free and clear of any preemptive or other similar rights and have not been issued in violation of any applicable Laws or the Company’s Governing Documents or any Contract to which the Company is a party or by which its properties or assets are bound.  Other than as set forth in the Company’s Governing Documents and other than this Agreement, there is no: (a) outstanding security of the

Company convertible into or exchangeable or redeemable for Units or other security of the Company; (b) outstanding option, warrant, right, subscription, call, put, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from the Company or any of the Sellers any Units or other security of the Company (or any right, the value of which is related to or based upon the price or value of any Units or other securities of the Company); or (c) obligation (whether or not contingent) of the Company to issue any Units or other security of the Company convertible into or exchangeable or redeemable for Units or other security of the Company.  There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any Units.  There are no bonds, debentures, notes or other indebtedness of the Company having voting rights (or convertible into securities having voting rights).  Other than the Company’s Governing Documents, there are no agreements with respect to the voting or control of, or registration under the Securities Act of 1933, as amended (the “Securities Act”),  any Units or other securities of the Company.  The Company does not have the right or obligation to acquire under any Contract or otherwise receive, any securities of any other Person.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall have good, valid and marketable title to all of the Outstanding Units, free and clear of all Liens.

(b)                    The Company (i) does not have any Subsidiaries, (ii) does not own, directly or indirectly, any equity interest in any Person or have any direct or indirect equity or ownership interest in any business and (iii) is not a member of or participant in any partnership, joint venture or other entity.

Section 3.3                        Authorization and Enforceability.

(a)                     The Company and each Seller has the requisite limited liability company or corporate power, as applicable, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, as applicable, to perform its respective obligations under this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company and each Seller of this Agreement and the Ancillary Agreements to which it is a party, as applicable, and the consummation by the Company and each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or corporate action, as applicable, on the part of the Company and each Seller and no other limited liability or corporate proceedings, as applicable, on the part of the Company or Sellers are necessary to authorize the execution, delivery and performance by the Company and each Seller of this Agreement or the Ancillary Agreements to which it is a party, as applicable, or to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and the Ancillary Agreements to which they are parties, as applicable, has been (or at the time of the Closing, if such documents are to be delivered at Closing will be) duly and validly executed and delivered by the Company and each Seller, as applicable, and, assuming due authorization, execution and delivery by Buyer, as applicable, when executed and delivered by the Company and each Seller, as applicable, shall constitute (or, at the time of the Closing, if such documents are to be delivered at Closing will constitute) a valid and legally binding obligation of the Company and each Seller, as applicable, enforceable against the Company and each Seller, as applicable, in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation and other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors’ and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

Section 3.4                        Regulatory Filings.  Subject to Section 5.20(a), no filing, registration or declaration with, notification to, or authorization, consent, license, clearance, approval or authorization of any Governmental Entity or Program Lender (collectively, “Regulatory Filings”) is required to be obtained or made by Sellers or its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Company or Sellers, as applicable, or to consummate the transactions contemplated hereby and thereby, except as set forth on Section 3.4 of the Seller Disclosure Schedule and, with respect to the Stock Consideration, other than the securities or blue sky laws of the various states.

Section 3.5                        No Conflict or Violation.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company or Sellers are a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) require a consent or approval under, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, or create in any party the right to accelerate, terminate or cancel, or require any notice or consent under any of the terms, conditions and provisions of, any Material Contract, (b) violate the Governing Documents of Sellers or the Company, (c) assuming compliance with Section 3.4 above, conflict with or violate any Law or Order applicable to Sellers or the Company or any of their respective assets or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock or any assets of Sellers or the Company.

Section 3.6                        Financial Statements.

(a)                     Sellers have made, or with respect to the Quarterly Financials, will make, available to Buyer true and complete copies of the Financial Statements.  The Financial Statements have been, or with respect to the Quarterly Financials, will be, prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as disclosed in the footnotes thereto, as applicable) and fairly present, in all material respects, the consolidated financial condition and consolidated results of operations, Unitholders’ equity and consolidated cash of the Company as of the respective dates thereof and for the periods referred to therein, except in the case of Quarterly Financials for the absence of footnotes and subject to normal year-end audit adjustments which are, individually or in the aggregate, not material.

(b)                    The Company maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s consolidated assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability of the Company’s assets is compared with existing assets at regular intervals.  The financial books and records of the Company have been maintained in accordance with the customary business practices of the Company.  To the

Knowledge of Sellers and except as such books, records or other documents are provided to Buyer after the Closing pursuant to Section 5.5(a), the Company has possession of all material books, records and other material documents (whether in paper or electronic form) pertaining to its businesses, properties and assets (including business plans, financial statements, work papers, Tax Returns and all documents (or copies thereof) in the possession of Sellers or any Affiliate evidencing the underwriting and origination of Mortgage Loans and the files relating to each such Mortgage Loan).  The Company has not received any advice or notification from its independent accountants that the Company has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company, any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c)                     The Company has not entered into any Off Balance Sheet Arrangements.

Section 3.7                        Legal Proceedings.

(a)                     There are no (i) Orders outstanding, Actions pending, or, to the Knowledge of Sellers, Actions threatened, against Sellers (in respect of the Business) or the Company or, to the Knowledge of Sellers, any director, officer or employee of the Company in his or her capacity as such, in each case that are material to the Company or would reasonably be expected to expose the Company to potential liability in excess of $25,000 individually or $100,000 in the aggregate, or (ii) pending or, to the Knowledge of Sellers, threatened investigation or audit by any Program Lender or any Governmental Entity into the business or operations of the Company.

(b)                    To the Knowledge of Sellers, no examination or audit by a Program Lender identified any breach of Law or of any rules or requirements of such Program Lender in any material respect or identified any deficiency in the Business or the operations of the Company in any material respect.  To the Knowledge of Sellers, the Sellers and the Company have furnished to Buyer, prior to the date hereof, all documentation or communications by any Governmental Entity or Program Lender imposing any condition, limitation or requirement in respect of the Company or the Business as of the date hereof, and all written correspondence between the Sellers or the Company and any Governmental Entity or Program Lender in respect of the Company or the Business since January 1, 2010.

(c)                     Except as set forth on Section 3.7(c) of the Seller Disclosure Schedule, since January 1, 2010, no Program Lender has imposed, or to Sellers’ Knowledge, threatened to impose, any penalties on Sellers (in respect of the Business) or the Company, including any modification to loss sharing provisions with any such Program Lenders or an increase in the required reserve or net worth requirements applicable to the Company.

Section 3.8                        No Undisclosed Liabilities.  Except for liabilities (a) reflected or reserved against in the Reference Balance Sheet (or the notes thereto, as applicable), or (b) incurred in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date, the Company has no liabilities or obligations of any nature, which, if known, would be required to be reflected on or reserved against or disclosed in the notes to an audited consolidated balance sheet of the Company prepared in accordance with GAAP, consistently applied.

Section 3.9                        Absence of Certain Changes.  Since the Audited Balance Sheet Date, (a) except as contemplated by this Agreement, the Company has continued to operate the Business in the ordinary course of business consistent with past practice in all material respects, and (b) to Sellers’ Knowledge, there has been no Material Adverse Effect.  Except as contemplated by this Agreement or as set forth on Section 3.9 of the Seller Disclosure Schedule, since the Audited Balance Sheet Date, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under Section 5.1.

Section 3.10                Insurance.

(a)                     Section 3.10 of the Seller Disclosure Schedule sets forth a true and complete list of the existing insurance policies (including the type, amount of coverage, expiration dates of such policies and whether the policies are occurrence- or claims-based) held directly by the Company or a Seller and where the Company is listed as specifically identified named insureds (the “Insurance Policies”).

(b)                    There is no material claim pending or, to the Knowledge of Sellers, threatened, or, to the Knowledge of Sellers, circumstances that could lead to a claim, against the Company under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy, or for which an insurance underwriter has reserved rights.  The Company has timely paid all premiums due under the Insurance Policies and is otherwise in compliance in all material respects with the terms of such policies.  The Company has not received written notice of termination of or any written notice of threatened termination of any Insurance Policy.

Section 3.11                Real Property.

(a)                     The Company does not own any real property nor has the Company owned any real property since its formation.

(b)                    Section 3.11(b) of the Seller Disclosure Schedule sets forth a true and complete list of all real property leased or subleased by the Company (collectively, the “Leased Properties”).  Sellers have made available to Buyer a true and complete copy of each contract under which the Company leases, subleases or uses the Leased Properties (individually, “Business Lease,” collectively, “Business Leases”).  No Person other than the Company has any right to use, occupy or lease any of the Leased Properties under the terms of the applicable Business Lease.  Each Business Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Company and, to the Knowledge of Sellers, each other party thereto, except that such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.  The Company has not received any written notice from the other party to any Business Lease of the material breach or termination or proposed termination thereof.  The Company is not in material breach of or default under any Business Lease (and to the Knowledge of Sellers, no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or default).  Sellers have not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered its interest in the leasehold or sub-leasehold of any Business Lease.

Section 3.12                Taxes.

(a)                     All Tax Returns that are required to be filed by the Company have been filed with the appropriate Tax Authority, all such Tax Returns are true, correct and complete in all material respects, and all Taxes required to be paid by the Company and its Subsidiaries, that were due and payable prior to the Closing Date have been paid within the required time periods, other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings.

(b)                    All Taxes that the Company has been or is required by Law to withhold or to collect for payment to a Governmental Entity on behalf of another person, regardless of the characterization by the Company or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of the Company or its Subsidiaries, have been duly withheld and collected, and have been timely paid over to the appropriate Governmental Entity.

(c)                     The Company does not have in effect as of the date of this Agreement, or will have in effect as of the Closing Date, any waiver or extension of any statute of limitations, or any closing agreements or similar agreements with any Governmental Entity, with respect to any Taxes.

(d)                   No notice has been received by the Company or Sellers regarding: (i) any Action now proposed or pending against or with respect to the Company in respect of any Taxes or (ii) any claim in writing to the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it may be subject to Tax by such jurisdiction, that has not been previously resolved.

(e)                     The Company has been classified as a partnership or a “disregarded entity” for all applicable federal and state income Tax purposes and will be so classified for all periods through and including the Closing Date.  The Company has not made, and as of the Closing Date there will not be in effect, any election for the Company to be taxed as an association taxable as a corporation.

(f)                      The Company has not engaged in any “reportable transaction” as defined in Treasury Regulation § 1.6011-4(b).  The Company has not taken any positions on its Tax Returns that (i) would be expected to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code and (ii) have not been disclosed on the relevant Tax Return.

(g)                    There are no Liens for Taxes upon any of the assets of the Company other than in respect of any Tax liability not yet due or payable.

(h)                    Except as set forth on Section 3.12 of the Seller Disclosure Schedule, the Company has not granted to any other person any power of attorney that is currently in force with respect to any Tax matter relating to such entity.

(i)                        The Company is not a party to, bound by, or obligated under, any Tax sharing or allocation agreement pursuant to which it will have any obligation to make any payments to any person after the Closing.

(j)                        The Company is not required to obtain the consent or approval of a third party to engage in, or is otherwise prohibited from engaging in, a transaction that would result in the Company being terminated under Section 708(b) of the Code.

(k)                    The Company is not properly classified as a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code.

Section 3.13                Material Contracts.

(a)                     Section 3.13(a) of the Seller Disclosure Schedule sets forth a list of Contracts in effect as of the date of this Agreement to which the Company is a party or by which it is bound, which are in the categories listed below (collectively, the “Material Contracts”):

(i)                                  each employment Contract and/or compensation Contract with any employee or officer employed by the Company or any Contract for the provision of services by any director, consultant or independent contractor of the Company, including but not limited to any Contract providing for loan origination or loan servicing compensation;

(ii)                              any Contract with a Program Lender or other Investor, including any seller servicing Contract, loss-sharing Contract and credit support Contract other than credit facility Contracts (and any ancillary Contracts thereto) by and among a Program Lender, a Borrower, and the Company;

(iii)                          any Contract evidencing joint ventures, limited liability companies, partnerships or similar agreement in which the Company has an interest;

(iv)                          any Contract which contains any non-competition or exclusive dealing arrangement or any other agreement or obligation which limits the ability of the Company, or after the Closing Date, Buyer or any of its Affiliates, to compete in any line of business or with any other Person, or in any geographic area, or which purports to limit or restrict the ability of the Company to solicit clients or employees;

(v)                              any Contract which contains any non-competition or exclusive dealing arrangement or any other agreement or obligation which limits the ability of any Company Employee to compete in any line of business or with any other Person, or in any geographic area, or which purports to limit or restrict the ability of the Company Employee to solicit clients or employees;

(vi)                          any Contract pursuant to which any Company Employee is required to assign to the Company or to any other Person any rights to any invention, improvement or discovery, or which imposes a duty of confidentiality on the Company Employee;

(vii)                      any Business Lease and any Contract entered into by the Company to purchase or that provides for the option to purchase, any real estate;

(viii)                  any Contract or series of related Contracts evidencing or relating to Indebtedness or guarantee related thereto, other than any Mortgage Loans entered into in the ordinary course of business;

(ix)                          any Contract pursuant to which the Company (A) has acquired any license or other right to use any material Business Intellectual Property, other than commercially available software with an aggregate license fee obligation of less than $100,000, or (B) has granted to any third party any license or other right to use any material Business Intellectual Property owned by the Company;

(x)                              any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company, requiring payments by the Company in excess of $50,000 per annum;

(xi)                          any Contract that has an aggregate payment obligation to any Person in excess of $100,000 or is not terminable by the Company by notice of not more than thirty (30) days;

(xii)                      any Contract evidencing or relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any membership interests or equity securities of the Company;

(xiii)                  any Contract relating to (A) the acquisition or disposition by the Company of any business or capital stock or other equity interests of any other Person or (B) the future acquisition or disposition of a material portion of the assets of any Person or the Company, respectively, other than in the ordinary course of business;

(xiv)                  any Contract providing for indemnification rights or obligations, “earn outs” or other contingent payments of any type;

(xv)                      any Contract with Sellers or any of their Affiliates (other than the Company) or any current officer or former director of the Company or its manager, on the one hand, and the Company, on the other hand;

(xvi)                  any Contract under which, to the Knowledge of Sellers, the Company has made loans, advances, contributions or investments or has committed or is obligated to do so in any other Person (other than the Company), other than any Mortgage Loans entered into in the ordinary course of business;

(xvii)              any outsourcing, servicing or sub-servicing Contract to which the Company is a party which has an aggregate payment obligation to any Person in excess of $50,000, other than any Mortgage Servicing Agreements;

(xviii)          any Investor purchase commitment Contract with respect to the Mortgage Loans;

(xix)                  any Contract to buy or sell Mortgage Loans, or the servicing rights with respect to such loans;

(xx)                      any irrevocable power of attorney given by the Company to any Person for any purpose whatsoever with respect to the Company;

(xxi)                  any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby; and

(xxii)              any outstanding written commitment to enter into any agreement of the type described in subsections (i) through (xxi) of this Section 3.13.

(b)                    Each Material Contract is in full force and effect and is a valid and binding obligation of the Company, enforceable against the Company, and to the Knowledge of Sellers, against the other parties thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.  Neither the Company nor, to the Knowledge of Sellers, any other party, is in material breach of or default under any Material Contract (and no event has occurred that with notice or the lapse of time, or both, would constitute a material breach or default by the Company or, to the Knowledge of Sellers, any other party under such Material Contract).  The Company has not received any written notice from any counterparty to any Material Contract that such counterparty intends to terminate such Material Contract.  Sellers have made available to Buyer a true and complete copy of each Material Contract.

Section 3.14                Labor.

(a)                     With respect to the Company Employees, (i) the Company has not, nor since January 1, 2010 has been, a party to or bound by any collective bargaining agreement with a labor union or organization, no such agreement or contract is being negotiated by Sellers or their Affiliates as of the date hereof and no labor union or organization currently represents any of the Company Employees, (ii) no union organizing activities involving any labor organization, including but not limited to any petitions or requests by any labor union or organization for recognition as the Company Employees’ exclusive bargaining representative, are pending or, to the Knowledge of Sellers, threatened, (iii) there is no labor strike or work stoppage pending, or, to the Knowledge of Sellers, threatened, (iv) the Company is not involved in or, to the Knowledge of Sellers, threatened, with any organized labor dispute, material grievance, or litigation relating to labor matters involving any Company Employees, including violation of any federal, state or local labor, safety or employment laws, charges of unfair labor practices or discrimination complaints, and (v) to the Knowledge of Sellers, the Company is not alleged to have engaged in any material unfair labor practices within the meaning of National Labor Relations Act.

(b)                    The Company (i) is, and at all times since January 1, 2010 has been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment wages and hours and collective bargaining, in each case, with respect to the Company Employees; (ii) is not liable for any arrears of wages; (iii) has no knowledge of any pending or threatened complaints regarding any Company Employees’ overtime exemption status or entitlement to wages or overtime payments; (iv) has not received notice from any Company Employee of his or her intent to resign his or her employment with the Company; (v) has no knowledge of any pending audit or investigation by any governmental agency involving the Company’s compliance with any employment, labor or wage and hour Law or the overtime exemption status of any Company Employee; and (vi) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Company Employees.

(c)                     All Company Employees are legally entitled to work in the United States and, to the Knowledge of Sellers, all Persons employed by the Company during the past five (5) years were at the time of their employment, legally entitled to work in the United States.

(d)                   To the Knowledge of Sellers, no employee or agent, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue to perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Sellers or to any other Person any rights to any invention, improvement or discovery.  No former or current employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business as heretofore carried on by the Sellers.

(e)                     The Company shall satisfy any and all obligations with respect to any and all notices, payments, fines or assessments due to any governmental authority pursuant to any applicable Law with respect to the employment, discharge or layoff of Company Employees before or at the time of the Closing, including to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act, and applicable state law, and any rules or regulations as have been issued in connection with the foregoing.

(f)                      Section 3.14(f) of the Seller Disclosure Schedule contains a true and complete list of all individuals who performed services for or were compensated by the Company as independent contractors since January 1, 2010.

(g)                    To the Knowledge of Sellers, Section 3.14(g) of the Seller Disclosure Schedule contains a true and complete list since January 1, 2010 of any Company Employee for whom the Company has received written notification of negative feedback or sanction from a Program Lender related to such Company Employee’s performance as an employee of the Company.

Section 3.15                Compliance With Law.

(a)                     The Company is, and at all times since January 1, 2010 has been, operating in compliance with all applicable Laws, Orders and program guidelines, policies or other written requirements or written guidance of the Program Lenders, including with respect to applicable reserve or net worth requirements, in all material respects.  All material approvals, permits, licenses, certificates, variances, exemptions, orders, franchises, consents and other authorizations of and from all Governmental Entities and Program Lenders (collectively, “Permits”) required for the Company to conduct and operate the Business, as conducted and operated on the date hereof, are in the possession of the Company are in full force and effect and the Business is operating in compliance therewith.  Since January 1, 2010, the Company has not received any written notice or other written communication from any Governmental Entity or Program Lender regarding (i) any actual or alleged material violation of or failure to comply with any term or requirement of such Permit or (ii) any actual or proposed revocation, suspension, cancellation or termination of, or material adverse modification to any such Permit.

(b)                    The Company has not nor has, to the Knowledge of Sellers, its directors, officers, agents or employees acting on behalf of the Company, taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any foreign or domestic government officials (including any officer or employee of a Governmental Entity or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in violation of applicable Law, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and the Company has conducted the Business in compliance with applicable anti-corruption laws.  The Company is not restricted under Securities and Exchange Commission Rule 206(4)-5 and similar “pay-to-play” laws from engaging in or receiving compensation for carrying on any portion of the Business.

Section 3.16                Company Benefit Plans.

(a)                     Section 3.16(a) of the Seller Disclosure Schedule contains a true and complete list of (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA and (ii) each other employee benefit plan, program, policy, practice, contract, agreement or arrangement, including, without limitation, employment, independent contractor, collective bargaining, retirement, consulting, non-compete, confidentiality, compensation, commission, bonus, incentive or deferred compensation, vacation, stock option, stock purchase,  or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, policy or other arrangement, in the case of clause (i) or (ii), whether or not subject to ERISA and whether formal or informal, oral or written, legally binding or not and including any related funding mechanism now in effect or required in the future, under which (A) any past or present director, officer, employee, independent contractor or consultant of the Company or, solely with respect to plans, agreements or other arrangements described in Section 3.16(e), any of its ERISA Affiliates (including those on layoff, disability or leave of absence) has any present or future right to benefits or (B) the Company or, solely with respect to plans, agreements or other arrangements described in Section 3.16(e), any of its ERISA Affiliates have any present or future liabilities (each, a “Company Benefit Plan”) in effect as of the date hereof.  Without limiting the generality of the preceding sentence, Section 3.16(a) of the Seller Disclosure Schedule shall identify each Company Benefit Plan that (1) pays to any Person a percentage of the Company’s loan servicing fees or is considered an “originator commission schedule”, (2) provides for awards that are subject to vesting requirements or (3) provides for performance incentive awards or bonuses (including, for the avoidance of doubt, any deferred awards or bonuses).  Except as otherwise disclosed pursuant to this Agreement, neither the Company nor Sellers is a party to any individual commission, deferred compensation, performance or incentive award or bonus, cash or stock retention bonus, originator compensation, or similar arrangements currently payable, or payable in the future, with respect to a current or former employee or consultant of the Company or any of its ERISA Affiliates.

(b)                              The Company has made available to Buyer prior to the execution of this Agreement with respect to each Company Benefit Plan (as applicable): (i) all plan documents and all material amendments thereto, and all related trust, insurance or other funding documents and arrangements  and, in the case of any unwritten  Company Benefit Plan, a description thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or DOL, (iii) the three (3) most recent annual actuarial valuation, if any, and annual reports (Form Series 5500 and all schedules and financial statements attached thereto) for the last three fiscal years of the Company, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (vi) all material correspondence to or from the IRS, the DOL, or any other Governmental Entity.

(c)                               Each Company Benefit Plan complies in all material respects with applicable Law and has been administered and operated in all material respects in accordance with its terms and all applicable Laws, including but not limited to ERISA and the Code, and the Company and all of its ERISA Affiliates are in material compliance with ERISA, the Code and all other legal requirements applicable to the Company Benefit Plans.  The Company and all of its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the Knowledge of Sellers, there is no default or violation by any other party to, any Company Benefit Plan. All material contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been in all material respects fully reflected on the financial statements of the Company.

(d)                             Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company is a party to is in material compliance (in operation and in form) with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code. To the extent any such plan is not in material compliance, the Company will undertake all reasonable actions prior to Closing to make it compliant (in operation and in form) with Section 409A of the Code.

(e)                               Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or advisory or opinion letter, if applicable) as to its qualified status under the Code and no such determination, or advisory opinion letter has been revoked nor, to the Knowledge of Sellers, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or opinion letter or application therefor in any respect and no other event has occurred since such date that would adversely affect its qualification. Each such Company Benefit Plan has timely adopted all currently effective amendments required by the Code or other legal requirements.

(f)                                The Company and all of its ERISA Affiliates do not maintain or contribute to, and have never maintained or contributed to, or had during the obligation to maintain or contribute to any Company Benefit Plan which is (i) subject to Title IV or Section 302 of ERISA (and the Company and all of its ERISA Affiliates have not incurred any direct or indirect liability under or by operation of Title IV of ERISA and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any such direct or indirect liability), (ii) a “multiemployer plan” within the meaning of the Code or ERISA or such other plan pursuant to which the Company or any of its ERISA Affiliates incurred any withdrawal liability (within the meaning of Section 4201 of ERISA), or (iii) subject to Section 412 or 4971 of the Code.  To the Knowledge of Sellers, no event or transaction has occurred with respect to any Company Benefit Plan that would result in the imposition on the Company of any material Tax under Chapter 43 of Subtitle D of the Code.

(g)                              No Company Benefit Plan has assets that include securities issued by the Company or any of its ERISA Affiliates.

(h)                              Neither the Company nor any of its ERISA Affiliates nor, to the Knowledge of Sellers, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975 of the Code.

(i)                                  No Company Benefit Plan provides for post-employment or retiree welfare benefits, except as required by applicable Laws or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA).

(j)                                  No Action has been made, commenced or, to the Knowledge of Sellers, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims).

(k)                              Neither the Company nor any of its ERISA Affiliates have filed, and are not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(l)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or benefit (including, severance, forgiveness or indebtedness, or distribution) becoming due, or increase the amount of any compensation due, to any current or former employee or officer, director, consultant or independent contractor of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. There is no Company Benefit Plan or other agreement, plan, arrangement or other Contract covering any employee, director, or independent contractor or former employee, director or independent contractor of the Company that, considered individually or considered collectively with any other such Company Benefit Plans, agreements, plans, arrangements, or Contracts, will give rise to the payment of any amount in connection with the transaction contemplated in this Agreement that would not be deductible pursuant to Section 280G of the Code.  Except as set forth on Section 3.16(l) of the Seller Disclosure Schedule, the Company is not a party to any Contract that would require payments, nor does the Company have any obligation (current or contingent) to pay, to any current or former employee or other service provider of the Company any gross-up or additional payment by reason of the Tax required by Sections 409A, 4999 or any other Section of the Code being imposed upon such person.

(m)                          The Company shall pay each Company Employee the cash value of any accrued but unused vacation or paid time off as of the Closing Date.

(n)                              Section 3.16(n) of the Seller Disclosure Schedule contains a true and complete list of all Company Employees as of the date hereof and their respective positions, salaries, wages, bonuses and other compensation paid or payable to the Company Employees by the Company during the periods of 2012 and 2013 as well as dates of employment, and the date and amount of the last salary increase.

Section 3.17                Intellectual Property.

(a)                               Section 3.17(a) of the Seller Disclosure Schedule sets forth all Business Owned Intellectual Property that is registered or for which an application to register has been filed (“Registered Intellectual Property”).  The Company owns all right, title and interest in all Business Owned Intellectual Property free and clear of all Liens.

(b)                              The Company owns or has the valid right to use all Business Intellectual Property used in the conduct of the Business as currently conducted.

(c)                               The Business Owned Intellectual Property is valid and enforceable.  To the Knowledge of Sellers, no third party is infringing or otherwise violating the Business Owned Intellectual Property.

(d)                             The conduct of the Business does not infringe or otherwise violate any other Person’s Intellectual Property in any material respect, and there are no claims pending or, to the Knowledge of Sellers, threatened against the Company (i) alleging any such Intellectual Property infringement or other violation, (ii) against the use by the Company of any Business Intellectual Property, (iii) challenging the ownership, validity or effectiveness of any of the Business Owned Intellectual Property, or (iv) challenging the Company’s right to use any Intellectual Property licensed by the Company from any other Person.

(e)                               The Company has taken commercially reasonable precautions to protect the confidentiality of their trade secrets and other confidential or proprietary information.  To the Knowledge of Sellers, no employee is in breach of or has violated any confidentiality agreements with the Company.

(f)                                The Company has implemented commercially reasonable measures designed to ensure physical and electronic protection of the Company’s computer systems from unauthorized disclosure, use or modification.  To the Knowledge of Sellers, since January 1, 2010, there have been no violations of physical or electronic security with respect to such computer systems.

(g)                              The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in the owned Business Intellectual Property or licensed Business Intellectual Property to which the Company is a direct licensee or trigger any obligation on the Company to pay a royalty or other fee for the continued use of such owned or licensed Business Intellectual Property in excess of the fees being paid as of the date hereof.

Section 3.18                Environmental Matters.

(a)                               With respect to the Leased Properties or at any other real property currently, or formerly, owned, leased or operated by the Company, the Company has been and are in material compliance with all applicable Environmental Laws.

(b)                              The Company is in possession of and in material compliance with all required Environmental Permits.

(c)                               To the Knowledge of Sellers, there has been no Release of Hazardous Materials at, on or under any of the Leased Properties or at any other real property currently, or formerly, owned, leased or operated by the Company, caused by, or arising from the operations of, the Company, and in each case, which are reasonably likely to result in a Material Adverse Effect.

(d)                             No Environmental Claims have been asserted or, to the Knowledge of Sellers, threatened in writing, against the Company.

Section 3.19                Mortgage Loans.

(a)                               The Mortgage Loan Schedule attached hereto is true and correct in all material respects as of its date, and the Updated Mortgage Loan Schedule to be provided to

Buyer not less than five (5) Business Days prior to Closing shall be true and correct in all material respects as of its date.

(b)                              Section 3.19(b) of the Seller Disclosure Schedule sets forth a true and correct listing in all material respects as of the date hereof of (i) all Serviced Loans originated by the Company on or after January 1, 2013; (ii) all Mortgage Loans under application with the Company, (iii) all Mortgage Loans under commitment by the Company; (iv) all Mortgage Loans under rate lock with the Company; and (v) all Mortgage Loans more than thirty (30) days past due.

(c)                               To the Knowledge of Sellers, except as set forth on Section 3.19(c) of the Seller Disclosure Schedule, each Mortgage Loan that was originated or underwritten by the Company complied in all material respects, at the time of its origination (regardless of any corrective action taken by any Program Lender, such as a risk loss adjustment), with all applicable Laws and requirements of the applicable Program Lender that were in effect as of the origination date for mortgage loans similar to the Mortgage Loans, including such Program Lender’s underwriting guidelines (the “Applicable Requirements”).  To the Knowledge of Sellers, the Company has complied in all material respects with its servicing obligations under the applicable Mortgage Servicing Agreement with respect to such Mortgage Loan, including with respect to the applicable required reserves (including the Required Restricted Reserve Amount) and replacement reserve requirements, and with respect to escrow administration procedures and practices.

(d)                             Except as set forth on Section 3.19(d) of the Seller Disclosure Schedule, no Mortgage Loan is subject to any foreclosure Action or other mortgage default legal proceeding, by the Company or any Program Lender.

(e)                               Since January 1, 2010, there has been no written demand made to the Company, Sellers or any of their Affiliates, for the repurchase of a Mortgage Loan due to the alleged breach of any representation, warranty or covenant with respect to the Mortgage applicable to such Mortgage Loan, or due to alleged fraud relating to such Mortgage Loan.

(f)                                To the Knowledge of Sellers, each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid, subsisting, enforceable and perfected first lien or subordinated lien on the related Mortgaged Property, in each case, on such forms and with such terms as comply with all Applicable Requirements.  To the Knowledge of Sellers, each Mortgage related to a Mortgage Loan creates an ownership interest in an estate in fee simple in the Mortgaged Property.  To the Knowledge of Sellers, each Mortgage Note related to a Mortgage Loan and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar Laws affecting generally the enforcement of creditors’ rights and the discretion of a court to grant specific performance.  To the Knowledge of Sellers, no Mortgage Loan is subject to any rights of rescission, set-off, counterclaim or defense, nor will the operation of any of the terms of the applicable Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the lender, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.

(g)                              To the Knowledge of Sellers, all buildings or other customary insured improvements upon each Mortgaged Property related to a Mortgage Loan are insured by a qualified insurer acceptable under the DUS Guide or such other applicable Program Lender guidelines against loss by fire, hazards of extended coverage and such other hazards as are provided for in the DUS Guide or such other applicable Program Lender guidelines, pursuant to insurance policies conforming to Applicable Requirements.

(h)                              To the Knowledge of Sellers, any requirements of any applicable Law including usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending Laws, equal credit opportunity, fair housing and disclosure laws or unfair and deceptive practices Laws applicable to the origination and servicing of mortgage loans of a type similar to the Mortgage Loans have been complied with.  To the Knowledge of Sellers, each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal Laws, including, but not limited to, all applicable predatory and abusive lending Laws.

(i)                                  To the Knowledge of Sellers, each Mortgage is properly recorded, has been presented for recording and will be a valid, perfecting and enforceable either first Lien and first priority or subordinated Lien and subordinated priority security interest with respect to each Mortgage Loan on the Mortgaged Property, including all improvements on the Mortgaged Property.  To the Knowledge of Sellers, any Mortgage Document related to and delivered in connection with the Mortgage Loans establishes and creates a valid, existing and enforceable (i) first Lien and first priority security interest with respect to each first Lien Mortgage Loan, or (ii) subordinated Lien and subordinated priority security interest with respect to each subordinated Lien Mortgage Loan, in either case, on the property described therein.  To the Knowledge of Sellers, each Mortgage Note is not and has not been secured by any collateral other than the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in this paragraph.

(j)                                  To the Knowledge of Sellers, each Mortgage Note and related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms.  To the Knowledge of Sellers, all parties to each Mortgage Note and each Mortgage had legal capacity to enter into each Mortgage Loan and to execute and deliver each Mortgage Note and each Mortgage, and each Mortgage Note and each Mortgage have been duly and properly executed by such parties.  To the Knowledge of Sellers, the borrower under each Mortgage has received all disclosure materials required by applicable Law with respect to the making of fixed or adjustable rate mortgage loans, as applicable.

(k)                              To the Knowledge of Sellers, the relevant Mortgage Loan files are complete and accurate and are being maintained in all material respects in accordance with all Applicable Requirements.

Section 3.20                OFAC.

(a)                               The Company nor any of its Affiliates, nor any director, senior officer, or trustee of such person, is identified on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or is a department, agency or instrumentality of, or otherwise controlled by or acting on behalf of, the government of any country that is subject to economic sanctions programs administered by OFAC, or is owned or controlled by or owns or controls a Person otherwise subject to economic sanctions administered by OFAC.

(b)                              There have been no transactions between the Company, any of its directors, officers, employees or agents, or any person acting on behalf of any of the foregoing, on the one hand, and any country, territory, person or entity subject to economic sanctions administered by OFAC, on the other hand.

Section 3.21                Anti-Money Laundering Compliance.  The Company has complied in all material respects with the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the rules and regulations administered by OFAC.

Section 3.22                Brokers’ Fees.  None of Sellers (or any of their Affiliates), the Company, or any of their respective directors, officers, employees or agents has employed or incurred any liability or obligation to pay any fees or commissions to any broker, investment banker, financial advisor or other Person with respect to the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Sellers (or any of their Affiliates), or the Company, except those for which Sellers or their Affiliates (other than the Company) will be solely responsible.

Section 3.23                Sufficiency of Assets.  The tangible and intangible assets and properties the Company owns, leases or licenses do, and as of the Closing Date will, (a) constitute all of the assets and contractual rights, tangible and intangible, of any nature whatsoever, necessary to operate the Company’s Business in the manner presently operated by the Company, and (b) include all of the material operating assets of the Company.

Section 3.24                Risk Management Instruments.  Section 3.24 of the Seller Disclosure Schedule sets forth all Derivative Transactions entered into by the Company.  All Derivative Transactions entered into by the Company were duly and validly authorized and were entered into consistent with past practice and applicable Laws and policies of any Governmental Entity and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company.  All of such Derivative Transactions are valid and binding obligations of the Company, enforceable against such party in accordance with their terms, and are in full force and effect.  The Company and all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.25                Investment Company Act Status.  The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.26                Purchase for Investment.

(a)                               The acquisition of the shares of Buyer Common Stock included in the Stock Consideration by Sellers is for Sellers’ own account, is for investment purposes only, and is not with a view to, nor for offer or sale for Buyer in connection with, the distribution of any shares of Buyer Common Stock included in the Stock Consideration.  Sellers are not participating and do not have a participation in any such distribution or the underwriting of any such distribution.  Sellers have no present intention of selling or otherwise disposing of  any shares of Buyer Common Stock included in the Stock Consideration other than in accordance with applicable Laws.

(b)                              Each Seller is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act.  Each Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of this investment.

(c)                               Each Seller is able to bear the economic risk of an investment in  the shares of Buyer Common Stock included in the Stock Consideration.  Each Seller has conducted its own investigation of Buyer and the terms of the Stock Consideration.  Each Seller has received all the information it considers necessary or appropriate for deciding whether to acquire the shares of Buyer Common Stock included in the Stock Consideration.  Each Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the shares of Buyer Common Stock included in the Stock Consideration and the business and financial condition of Buyer and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.  Each Seller has not received, and is not relying on, any representations or warranties, written or oral or express or implied, of any nature whatsoever, from Buyer or any other person other than as specifically set forth in Article IV.  Each Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Stock Consideration.

(d)                             Each Seller acknowledges that the shares of Buyer Common Stock included in the Stock Consideration have not been and will not be, registered under the Securities Act or the securities laws of any state and therefore cannot be sold unless such shares of Buyer Common Stock subsequently are registered under the Securities Act and any applicable state securities laws or exemptions from registrations thereunder are available.

(e)                               Each Seller acknowledges that Buyer is relying on the foregoing representations and warranties for the purpose of compliance with applicable federal and state securities laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Buyer Disclosure Schedule, but subject to Section 9.8, Buyer represents and warrants to Sellers as of the date hereof and on and as of the Closing Date as follows:

Section 4.1                        Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and each has all requisite power (corporate or otherwise) and authority to own its assets and to carry on its business as currently conducted, except where the failure to have such power (corporate or otherwise) and authority would not prevent or materially  impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.  Buyer is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing would not prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.2                        Authorization and Enforceability.

(a)                     Buyer has the requisite power (corporate or otherwise) and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, as applicable, to perform its obligations under this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of Buyer and no other proceedings (corporate or otherwise) on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party, or to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and the Ancillary Agreements, as applicable, has been (or at the time of the Closing, if such documents are to be delivered at the Closing will be) duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Sellers and the Company, as applicable, when executed and delivered by Buyer, as applicable, shall constitute (or, at the time of the Closing, if such documents are to be delivered at the Closing will constitute) a valid and legally binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation and other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors’ and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

Section 4.3                        Regulatory Filings.  Subject to Section 5.20(a), no Regulatory Filings with any Governmental Entity or Program Lender are required to be obtained or made by Buyer or its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or to consummate the transactions contemplated hereby and thereby, except as set forth on Section 4.3 of the Buyer Disclosure Schedule, and, with respect to the Stock Consideration, other than the securities or blue sky laws of the various states.

Section 4.4                        No Conflict or Violation.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby do not (a) violate the Governing Documents of Buyer or (b) assuming compliance with Section 4.3 above, conflict with or violate any Law or Order applicable to Buyer or any of its assets, except with respect to the foregoing clauses (a) and (b) as would not prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or thereby or to perform its obligations hereunder or thereunder.

Section 4.5                        Legal Proceedings.  As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer which would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to perform its obligations hereunder or thereunder.

Section 4.6                        Acquisition of Equity for Investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Outstanding Units.  Buyer is acquiring the Outstanding Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Outstanding Units.

Section 4.7                        Funding.  Buyer at the Closing will have available sufficient cash and authorized and unissued common stock in order to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, including payment to Sellers of the Purchase Price at the Closing.

Section 4.8                        Brokers’ Fees.  Neither Buyer nor any of its respective directors, officers, employees or agents have employed or incurred any liability or obligation to pay any fees or commissions to any broker, investment banker, financial advisor or other Person with respect to the transactions contemplated by this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Buyer, except those for which Buyer will be solely responsible.

Section 4.9                        Status of the Buyer and Buyer Common Stock.

(a)                     The shares of Buyer Common Stock included in the Stock Consideration to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action of Buyer.  When issued, delivered and sold against receipt of the consideration therefor as provided in this Agreement, the shares of Buyer Common Stock included in the Stock Consideration will be validly issued, fully paid and nonassessable and without any personal liability attaching to the ownership thereof, and will not be issued in violation of or subject to preemptive rights of any other shareholder of Buyer or any provision of Buyer’s Governing Documents and upon such issuance Sellers will have good and marketable title to such Buyer Common Stock free and clear of any Liens other than any restrictions under the Securities Act, any state “blue sky” securities laws or this Agreement or the Registration Agreement.

(b)                    As of the date hereof, except as (1) contemplated by this Agreement, (2) set forth in the Buyer SEC Documents or (3) set forth on Section 4.9(b) of the Buyer Disclosure Schedule, there is no: (a) outstanding security of the Buyer convertible into or exchangeable or redeemable for Buyer Common Stock or other security of the Buyer; (b) outstanding option, warrant, right, subscription, call, put, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from the Buyer any Buyer Common Stock or other security of the Buyer (or any right, the value of which is related to or based upon the price or value of any Buyer Common Stock or other securities of the Buyer); (c) obligation (whether or not contingent) of the Buyer to issue any Buyer Common Stock or other security of the Buyer convertible into or exchangeable or redeemable for Buyer Common Stock or other security of the Buyer; (d) obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any Buyer Common Stock; (e) bonds, debentures, notes or other indebtedness of the Buyer having voting rights (or convertible into securities having voting rights); and (f) other than the Buyer’s Governing Documents, there are no agreements with respect to the voting or control of, or registration under the Securities Act, any Buyer Common Stock or other securities of the Buyer.

(c)                     As of its filing date, each Buyer SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.  To the Knowledge of Buyer, as of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Buyer has devised and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Buyer (i) has designed and maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information is made known to Buyer’s management to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer SEC Documents and (ii) has disclosed, based on the most recent evaluation of Buyer’s principal executive officer and principal financial officer prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(d)                   The audited balance sheets and statements of income, changes in stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2012 of Buyer, including all related notes (the “Buyer Annual Financial Statements”), and the unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flows as of and for the three months ended March 31, 2013 of Buyer, including all related notes (the “Buyer Interim Financial Statements” and, together with the Buyer Annual Financial Statements, the “Buyer Financial Statements”), included in the Buyer SEC Documents, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), when filed, fairly presented the financial position of Buyer at the respective date thereof and the results of its operations and cash flows for the periods indicated and are consistent, in all material respects, with the books and records of Buyer; provided, however, that the Buyer Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.  Since the Balance Sheet Date, Buyer has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.  There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer.  To the Knowledge of Buyer, Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

ARTICLE V

COVENANTS

Section 5.1                        Conduct of the Business.

(a)                     Sellers agree that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as (i) otherwise expressly contemplated hereby, (ii) required by applicable Law, (iii) set forth on Section 5.1(a) of the Seller Disclosure Schedule, or (iv) consented to by Buyer in writing, Sellers shall (A) cause the Company to conduct its business in the ordinary course of business consistent with past practice, (B) use its commercially reasonable efforts to conduct its business in accordance with all applicable restricted liquidity, net worth or other requirements of the Program Lenders, and (C) ensure that the Company shall not:

(1)                              authorize or effect any amendment to or change any of its Governing Documents;

(2)                              issue, deliver, pledge, dispose of, grant, transfer, guarantee, encumber or sell, or authorize the issuance, delivery, pledge, disposition, grant, transfer, guarantee, encumbrance or sale of, any equity securities of the Company, or grant any options, warrants, or other rights to purchase or obtain any of such equity securities;

(3)                              split, combine, redeem or reclassify, or purchase or otherwise acquire any equity securities of the Company;

(4)                              amend any term of any outstanding equity security or equity interest of the Company;

(5)                              declare, set aside or pay any dividend or distribution on or in respect of any of the Units or any other equity interests in the Company, except to the extent expressly permitted under Section 5.1(b);

(6)                              create any new Subsidiary or enter into any joint venture or partnership or other similar agreement or arrangement;

(7)                              except in connection with the origination, sale and servicing of Mortgage Loans in the ordinary course of business and consistent with past practices, incur, assume or guarantee any Indebtedness for borrowed money for any Person;

(8)                              (A) cancel, terminate, modify or amend any Material Contract, other than in the ordinary course of business consistent with past practice or (B) enter into any Contract that would constitute a Material Contract except to the extent expressly permitted under this Section 5.1(a);

(9)                              enter into any capitalized lease obligation;

(10)                      enter into any Contract that purports to limit, curtail or restrict the kinds of businesses in which the Company or its existing or future Affiliates may conduct their respective businesses, or the Persons with whom its existing or future Affiliates can compete or to whom its existing or future Affiliates can sell products or deliver services, or the acquisition of any business;

(11)                      sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any Lien or otherwise dispose of, any portion of its properties or assets, other than in the ordinary course of business consistent with past practice;

(12)                      (A) merge, consolidate or enter into any other business combination transaction with any Person, (B) acquire (by merger, consolidation or acquisition of equity interests or assets, or any other business combination) any corporation, partnership or other entity (or division thereof), or (C) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

(13)                      make any capital expenditure, or commitments therefor, in excess of $50,000 in the aggregate;

(14)                      except for the origination, sale and servicing of Mortgage Loans and except as provided in Section 5.1(a)(13), acquire, or enter into any option to acquire, or exercise an option or other right or election or enter into any other Contract, to acquire any operating business or any amount of assets in connection with acquisitions or investments with a purchase price in excess of $10,000 individually or $25,000 in the aggregate;

(15)                      (A) originate or underwrite any Mortgage Loan, other than in compliance in all material respects with the Company’s credit policies, standards and procedures, (B) modify the Company’s policies, standards and procedures in respect of originating or underwriting Mortgage Loans or (C) refinance any Mortgage Loan in an amount exceeding $15 million individually;

(16)                      originate or underwrite any Mortgage Loan (A) in an amount exceeding $15 million individually, (B) where the Program Lender would be Fannie Mae and Fannie Mae would classify such Mortgage Loan as a “Tier 1” loan or (C) in an amount exceeding $25 million where the Program Lender would be FHA (excluding Covered Loans);

(17)                      (A) sell, lease, mortgage, transfer, or otherwise dispose of, to any Person any Leased Properties (whether by merger, consolidation or otherwise) other than in the ordinary course of business consistent with past practice, or upon the expiration of any Business Lease pursuant to the terms therein or (B) enter into any lease for real property;

(18)                      (A) adopt, enter into, amend, alter, or terminate any Company Benefit Plan or any employment Contract with any Company Employee, director or officer or amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Benefit Plans, or (B) grant or agree to grant any increase in the wages, salary, bonus or other cash or non-cash compensation, remuneration, retention, severance or termination pay, or benefits of any Company Employee or current or former director, officer of the Company, (except that the Company: (1) may provide increases in salary, wages or benefits to Company Employees whose base salary is less than $65,000 in the ordinary course of business consistent with past practice and pursuant to the terms of any Company Benefit Plan or Contracts existing on the date hereof; and (2) may make, accelerate or pro-rate customary bonus payments, including annual bonus payments, in an amount that is less than $100,000, in the ordinary course of business consistent with past practice,  in accordance with bonus and profit sharing plans existing on the date of this Agreement and, unless otherwise specifically prescribed in such plans, based on the actual performance of the Company through such acceleration date);

(19)                      (A) hire or promote any Company Employee, or modify the job description of any Company Employee or engage any consultant or independent contractor exclusive to the Company for a period exceeding thirty (30) days whose annualized base salary is $65,000 or more; (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement; or (C) terminate the employment of any Person who has an annualized base salary of $65,000 or more other than for cause; provided, however, that the Company may, in the ordinary course of business, consistent with past practice, recruit and hire one or more new employees to the Company, and pay or commit in writing to pay such new Company Employees such reasonable compensation and incur reasonable search firm, relocation costs, and other similar expenses (such expenses, “Recruiting Expenses”) as reasonably determined by the Company; provided, further, that in no event shall the Recruiting Expenses exceed $250,000 in the aggregate;

(20)                      adopt or enter into any collective bargaining agreement or other labor union contract applicable to Company Employees;

(21)                      make any material changes to its methods of accounting, except (A) as required by GAAP or as required by a Governmental Entity, quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or any Program Lender or (B) as required by a change in applicable Law;

(22)                      settle or compromise any claim, litigation or other legal proceeding (or threat thereof), other than (A) those wholly-covered by insurance policies specified in Section 3.10(a) of the Seller Disclosure Schedule, or (B) in the ordinary course of business consistent with past practice in an amount not involving more than $25,000 individually or $100,000 in the aggregate; provided, that, in each case, such settlement or compromise shall not affect the conduct of the Business post-Closing;

(23)                      commence any litigation or any administrative proceeding against any Person, other than in connection with this Agreement or the transactions contemplated hereby or Actions brought in the ordinary course of business;

(24)                      knowingly permit any Insurance Policy to be canceled or terminated without notice to Buyer unless the Company obtains, prior to or concurrently with such cancellation or termination, an insurance policy with substantially similar terms and conditions to the canceled or terminated policy or such insurance policy has expired pursuant to its terms;

(25)                      make an election or change any election in respect of Taxes (including an election to treat the Company as a corporation for U.S. federal, state or local Tax purposes); take any position with respect to Taxes that is inconsistent in any respect with a position taken in a prior period; adopt or make any change in any accounting method in respect of Taxes; enter into any Tax closing agreement or Tax settlement; concede any claim or assessment in respect of Taxes; or enter into any Tax sharing agreement or similar agreement in respect of Taxes;

(26)                      take or fail to take any action, which individually or in the aggregate, would reasonably be likely to jeopardize any issued or pending

Program Lender licenses or consents, or which such actions would require increases in any reserves required to be held by the Company;

(27)                      originate any loan that would constitute an Alliant GP Loan if it was entered into prior to the date of this Agreement; and

(28)                      agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (1) through (27).

(b)                    At or prior to the Closing, the Sellers shall take all actions necessary to cause the Company to sell all of its right, title and interest in and to the Retained Interest in Securitization (on an “as is where is” basis) for aggregate consideration of not less than the book value thereof as of March 31, 2013.

(c)                     Following the date of this Agreement, notwithstanding the thresholds set forth in  Section 5.1(a)(15) and  Section 5.1(a)(16), the Company shall provide Buyer a copy of all Mortgage Loan files relating to (i) all Mortgage Loans refinanced prior to Closing and (ii) all Fannie Mae and FHA Mortgage Loans originated or underwritten prior to Closing pursuant to mutually agreed procedures designed that the provision of such information, as well as any consents required under Section 5.1(a)(15) or Section 5.1(a)(16), do not unduly interrupt the business or operations of the Company.

Section 5.2                        Publicity.  Buyer and Sellers agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated hereby.  Buyer and Sellers agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of Buyer and Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or under any stock exchange applicable to the disclosing party (in which case the disclosing party shall advise the other party and the other party, to the extent practicable, shall have the right to review such release or announcement prior to its publication).  Sellers and Buyer will consult with each other concerning the means by which the Company’s and its employees, customers, and suppliers and other Persons having dealings with the Company will be informed of the transactions contemplated hereby.

Section 5.3                        Access to Information.  Prior to the Closing, subject to Section 5.8(c), Sellers shall cause the Company to afford the Representatives of Buyer reasonable access during normal business hours, upon reasonable advance written notice and in a manner so as not to unreasonably interfere with the normal business operations of the Business to the officers, employees, properties, offices and other facilities of the Business and the books and records thereof (including loan files, computer files, retrieval programs and similar documentation, which, for the avoidance of doubt, includes all Tax Returns, Tax work papers, and other information used to prepare Tax Returns to the extent all of such Tax Returns, Tax work papers, and other information relate solely to the Company and do not relate to Sellers or an Affiliate of Sellers (other than the Company)), and shall furnish or cause to be furnished to Buyer with such financial, operating and other data and information with respect to the Business, as Buyer, through its Representatives, may reasonably request; provided, that Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for use and disclosure of any such information obtained by its Representatives from Sellers, the Company or their respective Representatives; provided, however, that neither Sellers nor the Company shall be required to provide access to any information or documents which would, in the reasonable judgment of Sellers, (i) breach any agreement with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by Sellers or the Company, or (iii) otherwise violate any applicable Laws; provided, further, that Buyer shall direct its Representatives to cooperate reasonably with Sellers, the Company and their respective Representatives in seeking such access.  For the avoidance of doubt, prior to the Closing, to the extent Sellers or their Affiliates (other than the Company) possesses any original or copy of the books and records of the Company, Sellers shall use its commercially reasonable efforts to cause to be delivered to the Company such books and records to an office of the Company.

Section 5.4                        Confidentiality.

(a)                     The information provided pursuant to Section 5.3 or otherwise made available to Buyer or its Affiliates in connection with the transactions contemplated hereby will be used solely for the evaluation and consummation of the transactions contemplated hereby, and the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to such information (which shall be deemed “Confidential Information” for purposes thereof).  The terms of the Confidentiality Agreement are hereby incorporated by reference into this Agreement and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 7.2 hereof in accordance with its terms.

(b)                    From and after the Closing, Sellers shall not, and shall cause each of their Affiliates and its Representatives not to, disclose to any other Person any Business Confidential Information; provided that Sellers or their Affiliates may disclose Business Confidential Information (i) to the extent required by Law, in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over Sellers or their Affiliates, or (ii) in order to comply with any Law applicable to Sellers or their Affiliates, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Sellers or their Affiliates in the course of any litigation, investigation or administrative proceeding; provided, further, that if Sellers or any of their respective Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Business Confidential Information, Sellers shall provide Buyer with prompt prior written notice of such requirement, and, to the extent reasonably practicable or permissible, cooperate with Buyer and Buyer’s Affiliates (at Buyer’s expense) to obtain a protective order or similar remedy to cause Business Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, Sellers shall furnish only that portion of Business Confidential Information which it has been legally compelled to disclose and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.  Sellers hereby agree, and shall cause their respective Affiliates, to protect Business Confidential Information by using the same degree of care to prevent the unauthorized disclosure of such Business Confidential Information as Sellers use to protect its own confidential information of a like nature.

(c)                     In the event that a party hereto becomes aware that any Confidential Information (as defined in the Confidentiality Agreement) or Business Confidential Information is misused, lost, disclosed to or accessed by an unauthorized Person, such party shall promptly notify the other party in writing of such misuse, loss, disclosure or access.

(d)                   Business Confidential Information will not include information which (a) becomes available to the public other than as a result of disclosure by party receiving such information or its Representatives, (b) was already rightfully known to the party receiving such information or its Representatives (other than by previous disclosure by the other party or its Representatives) as of the date hereof and not subject to any duty of confidentiality (contractual, legal, fiduciary or other) known to such receiving party, (c) is independently developed by such receiving party without reference to any Business Confidential Information, or (d) after the date hereof, is made available or known to such receiving party by a Person not connected with Sellers or Buyer, as applicable, or their respective Affiliates or Representatives and not subject to any duty of confidentiality (contractual, legal, fiduciary or other) known to such receiving party.

Section 5.5                        Maintenance of Books and Records; Post-Closing Access.

(a)                     If, after the Closing, Sellers determine that they, or one of their Affiliates, has an original or a copy of the books, records and other documents (whether in paper or electronic form) relating to the Business, Sellers shall promptly deliver such original or copy of the books, records and other documents, and will not retain any copies thereof except to the extent permitted by Section 5.5(b) or required by applicable Law.

(b)                    Each party hereto shall preserve, until at least the tenth (10th) anniversary of the Closing Date, all pre-Closing Date books, records and other documents (whether in paper or electronic form) possessed or to be possessed by such party relating to the Business.  After the Closing Date and up until at least the tenth (10th) anniversary of the Closing Date, upon any reasonable request and written notice from a party hereto or its Representatives, the party holding such books, records and other documents shall (a) provide to the requesting party or its Representatives reasonable access to such books, records and other documents during normal business hours, and (b) permit the requesting party or its Representatives to make copies of such books, records and other documents, in each case at no cost to the requesting party or its Representatives (other than for reasonable out-of-pocket expenses).  Such books, records and other documents may be sought under this Section 5.5 to the extent reasonably required in connection with the audit, accounting, regulatory requests, litigation, securities disclosure or other similar needs of the party seeking such books, records and other documents, including the defense of any claims made pursuant to Article VIII.

(c)                     From and after the Closing, the parties shall use commercially reasonable efforts to make available to each other, upon written request, their respective Representatives for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Action in which the requesting party may from time to time be involved relating to the Business or the Company, as applicable, Sellers or their Affiliates’ businesses as such business was conducted prior to the Closing; provided, however, that none of the parties or their respective Representatives shall be required to provide access to any information or documents which would (i) constitute a waiver of the attorney client privilege held by such party, its Representatives or Affiliates or (ii) otherwise violate any applicable Laws.  Except as otherwise agreed between the parties, Sellers and Buyer agree to reimburse each other for reasonable out-of-pocket expenses incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.5(c).

Section 5.6                        Commercially Reasonable Efforts.

(a)                     Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective as promptly as reasonably practicable, the transactions contemplated hereby and to cause the conditions to this Agreement set forth in Article VI to be satisfied, including, but not limited to:

(i)                        the obtaining of necessary actions, consents, terminations or expirations of waiting periods, waivers or approvals from Governmental Entities, Program Lenders, Investors or other Persons reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with the Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval from, or to avoid an Action by, any Governmental Entity, Program Lenders, Investors or other Persons reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement;

(ii)                    the defending of any Actions, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

(iii)                the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in accordance with the terms of this Agreement and to fully carry out the intent of this Agreement.

(b)                    Without limiting the foregoing, Sellers and the Company, on the one hand, and Buyer, on the other hand, shall:

(i)                        promptly, but in no event later than thirty-five (35) days after the date of this Agreement (unless extended by mutual agreement of the parties)

make their respective Regulatory Filings, and thereafter make any other required submissions;

(ii)                    use commercially reasonable efforts to cooperate in all material respects with each other in (A) determining whether any other filings are required to be or should be made with, or consents, permits, authorizations, waivers or approvals are required to be or should be obtained from, any Governmental Entities or other Persons, including those for loan agreements or other Contracts or instruments material to the Business, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such other filings, furnishing information required in connection therewith and seeking to obtain all such consents, permits, authorizations or approvals; and

(iii)                use commercially reasonable efforts to offer to take, or cause to be taken, all other necessary, proper or advisable actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve or respond to any objection, request or inquiry, if any, as may be asserted with respect to the transactions contemplated by this Agreement by any Governmental Entity, including taking all commercially reasonable actions to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably practicable; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to take any action, propose or make any divestiture or other undertaking, or propose or enter into any consent decree, except for those that would not reasonably be expected to have an adverse effect on the economic benefits that Buyer reasonably expected to derive from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements had Buyer not been obligated to take or refrain from taking or agree to take or refrain from taking such action.

(c)                     Subject to applicable legal or regulatory limitations and the instructions of any Governmental Entity or Program Lender, each party shall keep the other party reasonably informed of the status of any of the foregoing, including furnishing, on a reasonably timely basis, the other with copies (or if not written, inform the other) of notices, inquiries or other communications related to the transactions contemplated by this Agreement or the Ancillary Agreements between Sellers or Buyer, as the case may be, or any of their respective Affiliates, any third party and/or any Governmental Entity or Program Lender.  Sellers, on the one hand, and Buyer, on the other hand, shall permit counsel for the other party reasonable opportunity to review and discuss in advance, and consider in good faith the views of the other party in connection with any proposed written or any oral communication to any Governmental Entity or Program Lender to the extent such communications are related to the transactions contemplated by this Agreement or the Ancillary Agreements.  Sellers, on the one hand, and Buyer on the other hand, each agrees to furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity or Program Lender to the extent related to the transactions contemplated by this Agreement or the Ancillary

Agreements.  Such materials and the information contained therein that are competitively sensitive or otherwise of a sensitive nature shall be given only to the outside legal counsel of the other party and will not be disclosed by such outside counsel to any Representatives of their respective client unless express permission is obtained in advance from the disclosing party or its legal counsel.

(d)                   Each of Buyer and Sellers shall give (or shall cause the Company to give) any notices to third parties, and Buyer and Sellers shall use, and cause the Company to use, their commercially reasonable efforts to obtain any third party consents not otherwise covered by the foregoing, reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)                     Notwithstanding anything in this Agreement (including this Section 5.6) to the contrary, none of Buyer or any of its Affiliates shall be obligated to, and the Sellers shall not and shall cause the Company not to, without the prior written consent of Buyer, (i) incur any liability, (ii) divest any assets or liabilities (including any properties owned by Buyer or their Affiliates), (iii) commence or threaten to commence any litigation, (iv) agree to any amendment to this Agreement or any Ancillary Agreement, (v) except as provided in Section 9.6, make any payment or otherwise pay any consideration, offer or grant any accommodation (financial or otherwise) or (iv) agree to commit to any of the foregoing.

Section 5.7                        Termination of Insurance Coverage; Intercompany Accounts.

(a)                     Prior to the Closing, Sellers shall (i) provide information reasonably requested by Buyer to assist in Buyer’s efforts to obtain for the Company, at Buyer’s expense, insurance policies (“Buyer Insurance Policies”) substantially similar to those set forth on Section 3.10(a) of the Seller Disclosure Schedule held by the Company, which Buyer Insurance Policies will take effect on the Closing Date, including insurance policies that would make coverage available to the Company for claims made after the Closing Date, but arising out of occurrences prior to the Closing Date.

(b)                    Prior to the Closing, with respect to all pending Losses and, to the Knowledge of Sellers, threatened Losses of the Company, Sellers shall cause the Company to continue to make claims to mitigate such Losses under the insurance policies set forth on Section 3.10(a) of the Seller Disclosure Schedule and shall reserve in the accounts of the Company amounts for costs related to deductibles for such Losses, each in the ordinary course of business of the Company consistent with past practice.

(c)                     All Intercompany Accounts as of the Closing shall be eliminated (by way of capital contribution, cash settlement or otherwise in a manner acceptable to Buyer.

Section 5.8                        Employment Matters.

(a)                     To the extent permitted by law and applicable Tax qualification requirements, and subject to any applicable break in service or similar rule, all individuals who continue to be employed by the Company following the Closing (each such employee, a “Continuing Employee”) shall receive full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits (but not for purposes of early retirement subsidies) under any employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices (other than any retirement plans), instituted, sponsored or maintained by the Company or the Buyer, as applicable, that such employees may be eligible to participate in on or after the Closing Date for such Continuing Employee’s service with the Company or any predecessor to the same extent recognized by the Company immediately prior to the Closing Date under the corresponding Company Benefit Plan; provided, that the foregoing shall not result in the duplication of benefits for the same period of service.

(b)                    To the extent permissible by any applicable insurance carrier or vendor, the Company or the Buyer, as applicable, shall waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that have not already been satisfied immediately prior to Closing with respect to such employees under the corresponding Company Benefit Plan, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs under any Company Benefit Plan in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which the Continuing Employees are eligible to participate after the Closing Date.

(c)                     The parties acknowledge and agree that the Buyer may, but is not required to, enter into negotiations with those Company Employees set forth on Section 5.8(c) of the Buyer Disclosure Schedule, together with any other Company Employees mutually agreed with Sellers (at Sellers’ sole discretion) during the Assessment Period, prior to the Closing Date regarding the terms and conditions of such Company Employees’ employment with the Company after the Closing Date.

(d)                   The parties acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) create any third party beneficiary or other rights (A) in any other Person, including any employees or former employees of the Company, or (B) to continued employment following the Closing Date; or (ii) change the at-will employment status of any Company Employee who is an at-will employee.  Notwithstanding anything in this Section 5.8 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or shall limit the right of the Company or the Buyer, or require the Company or the Buyer, to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

Section 5.9                        Tax Matters.

(a)                     Tax Returns.  Sellers shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns (including Forms 1065 and all related state and local income Tax Returns) of the Company for all taxable periods ending on or before the Closing Date, the “Pre-Closing Tax Returns”), and Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by the Company after the Closing Date (other than the Pre-Closing Tax Returns).  For the avoidance of doubt, any and all Taxes payable by Sellers in respect of (i) the sale of the Outstanding Units  and (ii) any income allocated or allocable to them from the Company for any period ending, or treated as ending, on or before the Closing Date shall be the sole responsibility of the Sellers and Sellers shall have no right against Buyer or the Company for any reimbursement or distribution in respect of the payment of such Taxes.

(b)                    Intentionally omitted.

(c)                     Tax Indemnification.  Sellers, jointly and severally, shall pay or cause to be paid, and shall indemnify and hold harmless, Buyer and its Affiliates (including the Company) from and against any Losses arising out of or in connection with (i) Taxes of the Company for any period or portion thereof ending on or prior to, or deemed under Section 5.9(d) to end on or prior to, the Closing Date, (ii) breach or inaccuracy in any representation contained in Section 3.12 (Taxes), and (iii) the breach of or the failure to perform (or cause to have performed) any of the covenants contained in Section 5.1(a)(25).    Sellers shall pay such amounts as they are obligated to pay to Buyer under the preceding sentence at least ten (10) Business Days prior to the payment of any applicable Tax liability by Buyer or the Company, as applicable.

(d)                   Straddle Periods.  For purposes of Section 5.9, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.  Buyer and Sellers agree that if the Company is permitted under any applicable U.S. federal, state or local income Tax Law to treat the Closing Date as the last day of a taxable period, Buyer and Sellers shall treat (and cause their respective Affiliates (including the Company) to treat) the Closing Date as the last day of a taxable period.

(e)                     Transfer Taxes.  All federal, state, local or foreign excise, sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes and fees that are imposed or assessed on the sale of the Outstanding Units, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, “Transfer Taxes”), shall be paid equally, by Sellers on the one hand, and Buyer, on the other hand.  Buyer, or Sellers if required by applicable Law, shall duly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax, and provide to the other party upon request evidence of timely filing and payment of such Transfer Taxes.

(f)                      Cooperation.  Buyer and Sellers shall reasonably cooperate, and shall cause their respective Representatives, Affiliates, and their Affiliates’ respective

Representatives to reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Sellers each recognize that the other may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer  and Sellers each agree, (a) to properly retain and maintain such records until such time as Buyer and Sellers agree in writing that such retention and maintenance is no longer necessary or the expiration of the statute of limitations and (b) to allow each of the other parties hereto and its respective agents, auditors and representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as such party or its agents, auditors or representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.

(g)                    Tax Characterization.  Buyer and Sellers intend that for U.S. federal, state and local income Tax purposes the purchase of Outstanding Units contemplated by this Agreement shall be treated, pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, (i) by Sellers as a taxable sale of all of the Outstanding Units in the Company to Buyer in exchange for the Purchase Price, and (ii) by Buyer as a taxable purchase of all of the assets of the Company.  Each party hereto agrees to report the purchase of Outstanding Units contemplated by this Agreement consistently with the foregoing on all applicable Tax Returns.

(h)                    Survival.  Notwithstanding any other provision of this Agreement, (i) the obligations of the parties set forth in this Section 5.9 shall remain in effect until thirty (30) days following the expiration of the applicable statutes of limitations, and (ii) the representations and warranties contained in Section 3.12 (Taxes) shall survive until thirty (30) days following the expiration of the applicable statute of limitations.

(i)                        Tax Treatment of Indemnity Payments.  Buyer and Sellers shall treat any payments that Buyer or Sellers receive pursuant to this Agreement as an adjustment to and refund of the Purchase Price for income Tax purposes.

(j)                        Conflicts.  Notwithstanding any other provision of this Agreement, in the event of a conflict between this Section 5.9 and any other provision of this Agreement, this Section 5.9 shall govern and control.  For the avoidance of doubt, the limitations in Section 8.4 shall not apply to claims under Section 5.9(c).

Section 5.10                Notification of Certain Matters.  To the extent permitted by applicable Law, Buyer and Sellers shall promptly notify each other in writing of (a) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied (assuming for purposes of Section 6.1(a) that the closing conditions applicable to Closing on or before the Initial Outside Date are applicable (it being understood that compliance with the obligations under this Section 5.10 shall not be a condition to closing following the Initial Outside Date)); (b) any notice or other communication received by such party by any Governmental Authority in connection with (1)

this Agreement or the transactions contemplated hereby, (2) from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Sellers, the Company, the Business or Buyer, or (3) relating to issued or pending Program Lender licenses or consents and/or actual or potential reserve amounts required to be maintained by the Company; and (c) any material Actions commenced or, to such party’s knowledge, threatened against or involving such party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements of the parties or the conditions to the obligations of the parties herein.  In addition, prior to Closing, Sellers shall provide to Buyer periodic informational updates (and in any event no less frequently than once per calendar month) regarding the Reimbursable Loss Loans (including without limitation updates from management regarding actions taken by the Company with respect to the Reimbursable Loss Loans and any prepared loss calculations relating to such Reimbursable Loss Loans), and, following Closing, Buyer shall provide periodic informational updates regarding the amount of losses it has incurred in respect of the Reimbursable Loss Loans (and in any event no less frequently than once per calendar quarter); provided, however, that no such informational updates shall affect the representations, warranties, covenants, agreements of the parties or the conditions to the obligations of the parties herein.

Section 5.11                Non-Competition; Non-Solicitation; No-Hire.

(a)                     For a period of two (2) years following the Closing Date, Sellers shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent, directly or indirectly, engage in, own (or acquire) any equity interest in, manage or operate anywhere in the United States, the business of originating and servicing multi-family mortgage loans on behalf of Government Sponsored Program Lenders as presently conducted by the Company (a “Competing Business”); provided, however, that notwithstanding the foregoing, Sellers and their Affiliates shall not be restricted from:

(i)                                  owning the shares of Buyer common stock issued to Sellers as Stock Consideration;

(ii)                              owning or holding, directly or indirectly, beneficially or of record any outstanding equity of any Person so long as it does not have a controlling interest in or an active participation in the business of such Person or the right to serve on, or elect one or more members to, such Person’s board of directors and committees of such board; provided that each such ownership interest is an interest with respect to which Sellers or their Affiliates owns less than five percent (5%) of the outstanding voting securities (including convertible securities) of such Person;

(iii)                          acquiring, and thereafter owning, holding, controlling or investing in, directly or indirectly, any business or Person that is engaged in the Competing Business, so long as, for the most recent fiscal year ending prior to the date of such acquisition, the revenues of such business or Person so owned, held or controlled that were derived from a Competing Business were less than fifteen percent (15%) of the aggregate revenues of such business or Person engaged in the Competing Business; or

(iv)                          originating and/or arranging for the origination of loans with respect to which (x) Seller or any of its Affiliates is a general partner or managing member of the borrower of such loan or (y) Seller or any of its Affiliates syndicate federal low income housing tax credits, the proceeds of which are used to provide equity with respect to the underlying properties.

(b)                    For a period of two (2) years following the Closing Date, Sellers and their controlled Affiliates shall not:

(i)                                  employ or solicit for employment in any future or existing business of Sellers or their Affiliates or otherwise induce to leave their employment, any employee of the Company as of the Closing Date; provided, however, that (x) without limiting the foregoing prohibitions on hiring, nothing in this Section 5.11(b)(i) shall prohibit Sellers from making general solicitations of employment not specifically directed to such employees and (y) nothing in this Section 5.11(b)(i) shall prohibit Sellers or any of their Affiliates from hiring any such employee at any time after the six (6) month anniversary of the date such employee ceases to be employed by the Company, provided, that the commencement of employment discussions with Sellers or their Affiliates does not occur prior to such time and Sellers were not then in breach of the provisions of this Section 5.11(b)(i) with respect to such employee; or

(ii)                              knowingly encourage any client of the Company on the Closing Date to stop or curtail its business in its current scope with the Company following the Closing.

(c)                     The nature and scope of the foregoing protections have been carefully considered by the parties hereto.  The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are an essential element of this Agreement and that adequate compensation has been received by each Seller for such obligations.  If, however, for any reason any court determines that any such restrictions are invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction, and the offending provision shall be modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 5.11 as will render such restrictions valid and enforceable.

(d)                   In the event of a breach or threatened breach of this Section 5.11, Buyer shall be entitled, without the posting of a bond, to seek an injunction restraining such breach or threatened breach.  Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

Section 5.12                Non-Disparagement.  (a) Sellers and their respective controlling shareholders, partners or owners shall not, and shall use commercially reasonable efforts to cause their respective senior employees not to, directly or indirectly, defame or disparage the Business or Buyer or its Affiliates with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and (b) Buyer shall not, and shall use commercially reasonable efforts to cause its senior employees not to, directly or indirectly, defame or disparage Sellers or their Affiliates (including the Company) with respect to the operation of the Business prior to the Closing, or the transactions contemplated by this Agreement and the Ancillary Agreements, in each case, including the strategic plans, products, practices, policies, personnel or any other internal matter of the Business, or otherwise speak of any of the foregoing in a disparaging manner to any Person or in any medium.  Notwithstanding anything contained herein to the contrary, the foregoing shall not (i) prevent Buyer, Sellers or any of their respective Affiliates or Representatives from making any statement in good faith in connection with any Action to which such Person is a party or enforcing any of its rights under this Agreement or the Ancillary Agreements or (ii) apply to any statements agreed upon by Buyer and Sellers in writing prior to the date hereof.

Section 5.13                Reimbursable Loss Loans.

(a)                               From and after the Closing, (i) Buyer shall cause the Company to continue to make any advances required of the Company and (ii) Sellers, jointly and severally, at Sellers’ option, shall fund directly (if permitted) or shall reimburse Buyer and its Affiliates, and their respective Representatives in their capacity as such, for Loan Loss Amounts, but only to the extent and subject to the limitations set forth below, and any such payments funded directly by Sellers shall be treated for all purposes as a Loan Loss Amount attributable to Sellers:

(i)                                  With respect to Level II Loans, the portion of the Loan Loss Amounts with respect to each Level II Loan from the Closing Date to the fifth (5th) anniversary of the Closing Date, equal to the difference between (i) the Loan Loss Amount determined by using Level I Mortgage Loan designation for loss sharing purposes pursuant to the DUS Guide and (ii) the Loan Loss Amount determined by using a Level II Mortgage Loan designation for loss sharing purposes pursuant the DUS Guide;

(ii)                              With respect to Defaulted Loans, ninety percent (90%) of all Loan Loss Amounts with respect to such Defaulted Loans from the Closing Date to the fifth (5th) anniversary of the Closing Date;

(iii)                          With respect to Potential Default Loans, ninety percent (90%) of all Loan Loss Amounts with respect to each such Potential Default Loan in excess of $50,000 for such loan, from the Closing Date to the fifth (5th) anniversary of the Closing Date;

(iv)                          With respect to Additional Risk Loans, fifty percent (50%) of all Loan Loss Amounts with respect to each such Additional Risk Loans in excess of $50,000 for such loan, from the Closing Date to the fifth (5th) anniversary of the Closing Date;

(v)                              With respect to Alliant GP Loans, any shortfall in the payments due under the Mortgage Note with respect to each such Alliant GP Loan from the Closing Date until the fifth (5th) anniversary of the Closing Date (for the avoidance of doubt Sellers’ obligations pursuant to this subsection (e) shall be limited to keeping each Alliant GP Loan current in terms of principal and interest payments due on such Alliant GP Loan to the fifth (5th) anniversary of the Closing Date); and

(vi)                          With respect to Undesignated DUS Portfolio Loans, in each of the three (3) twelve (12) month periods following the Closing Date only, eighty percent (80%) of all Loan Loss Amounts with respect to such Undesignated DUS Portfolio Loans during such twelve (12) month period in excess of $2,000,000; provided, however, in no event shall the aggregate of all Loan Loss Amounts paid pursuant to this subsection (f), exceed in the aggregate $3,000,000 for the entire three (3) year period.

(b)                    To the extent the Company makes or has made advances with respect to any Mortgage Loan in the DUS Portfolio on or prior to the Closing Date, including any such advances or collection costs included in a Loan Loss Amount, either upon settlement of any such Mortgage Loan with Fannie Mae after the Closing Date or if such advances are otherwise reimbursed, refunded or credited against a Loan Loss Amount by Fannie Mae, Sellers shall be provided a credit on a dollar-for-dollar basis for the purposes of satisfying any Loan Loss Amounts owed to Buyer by Sellers at such time, and any amounts in excess of such credited amount shall be promptly returned to Sellers.

Section 5.14                Mortgage Warehousing and Security Agreement.  Prior to the Closing, Buyer shall use its commercially reasonable efforts to obtain Bank of America, N.A.’s consent to the transactions contemplated by this Agreement and the Ancillary Agreements, pursuant to that certain Fifth Amended and Restated Mortgage Warehousing and Security Agreement, by and among the Company, Bank of America, N.A. and the lenders party thereto (the “Warehouse Line”), and Sellers shall, and shall cause the Company and their Representatives, to cooperate with Buyer in seeking such consent prior to the Closing; provided, however, that, at Buyer’s sole determination and request, Seller shall terminate the Warehouse Line and Buyer shall provide adequate cash or use the proceeds of a refinancing with another warehouse lender to repay all amounts outstanding under the Warehouse Line at the time of such termination.  Sellers shall reasonably cooperate with Buyer in negotiating (x) a new warehousing agreement with respect to the Business or (y) a refinancing of the Warehousing Line, including by providing customary due diligence (including access to personnel), financial information (including projections) and other information reasonably requested by the potential warehouse lender for the purpose of such new warehousing agreement or refinancing, as applicable.

Section 5.15                Cooperation in Buyer Offerings.

(a)                     Notwithstanding anything to the contrary herein, prior to the Closing Date, the Company and Sellers shall provide, and shall use their reasonable best efforts to cause their Representatives to provide, to Buyer such cooperation reasonably requested by Buyer in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of any financing (including any permitted replacement, amended, modified or alternative financing), or sale or distribution of any equity or debt securities (whether registered or otherwise) made by Buyer or any of its Affiliates (any such transaction, a “Buyer Offering”), provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company; and further provided that Buyer shall be responsible for and shall pay all reasonable and documented out-of-pocket fees and expenses incurred by the Sellers, the Company and their respective Affiliates (including fees and expenses of accountants, attorneys and any other representatives) in connection with such Buyer Offering.  Such cooperation shall include reasonable best efforts to: (i) make available to Buyer or its Representatives such financial statements, pro forma financial statements and business and other financial data and information of the Company and Sellers necessary for, or a condition of, any such Buyer Offering (the “Required Information”) and other pertinent and customary information (including projections) regarding the Company and Sellers as may be reasonably requested by Buyer to consummate any Buyer Offering, to the extent reasonably available to the Company or Sellers, as applicable, as promptly as reasonably practicable following Buyer’s request; (ii) participate, upon reasonable notice, in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with any Buyer Offering and otherwise cooperating in any marketing efforts; (iii) assist with the preparation of customary materials for rating agency presentations, marketing materials, bank information memoranda, offering documents, registration statements, credit or other loan documents (including schedules thereto), security agreements or documents (including schedules thereto), perfection certificates or similar documents, and other documents necessary for or that are a condition of any Buyer Offering; (iv) obtain accountant’s comfort letters (including customary negative assurances), legal opinions, “10b-5” representation letters, surveys, appraisals, title insurance and corporate and facility ratings, in each case, as reasonably requested by Buyer; (v) obtain customary accountants’ consents to the use of their reports in any material relating to any Buyer Offering as reasonably requested by Buyer; (vi) cooperate reasonably with any Buyer Offering sources’ due diligence; and (vii) take all corporate actions reasonably requested by Buyer to permit the consummation of any Buyer Offering; provided, that no obligation of the Company or Sellers, or any Lien on any of their respective assets, in connection with any Buyer Offering shall be effective until the Closing Date (other than any customary authorization letters) and none of the Company, Sellers or their Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any Buyer Offering prior to the Closing Date; provided, further, that Buyer shall reimburse Sellers and the Company for any reasonable, documented out-of-pocket costs and expenses, and shall provide customary indemnification to the Sellers and the Company, in connection with their compliance with the obligations set forth in this Section 5.15.

(b)                    Each of the Company and Sellers will use its reasonable best efforts to provide Buyer with updates to the Required Information so that, to the Knowledge of Sellers, marketing materials used in any Buyer Offering (including any permitted replacement, amended, modified or alternative financing) do not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading, other than, in each case, with respect to information supplied by or on behalf of Buyer .

(c)                     Nothing in this Section 5.15 shall require such cooperation to the extent it would require the Company or Sellers to take any action that will conflict with or violate the Company’s or Sellers’ Governing Documents or any Laws or result in the contravention of, or would reasonably be expected to result in a material violation of, or material default under, any Contract to which the Company or Sellers is a party on the date of this Agreement.

Section 5.16                Standstill.

(a)                     Each Seller agrees, during the period (the “Standstill Period”) from the date hereof until the earliest of (1) the termination of this Agreement in accordance with its terms, (2) following the Closing Date, the date on which the Sellers and their respective Affiliates no longer own or hold any shares of Buyer Common Stock, and (3) the third (3rd) anniversary of the Closing, that it and its Affiliates will not, directly or indirectly, without the prior written consent of Buyer:

(i)                                  other than the acquisition of the shares of Buyer Common Stock included in the Stock Consideration hereunder, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of Buyer or any of its Affiliates, provided, however, that Sellers and their Affiliates may acquire shares of Buyer Common Stock that Sellers or their Affiliates acquire from Buyer in connection with any stock split or subdivision of shares of Buyer Common Stock that are already held by them at the time of such acquisition, (ii) any recapitalization, stock dividend, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Buyer or any of its Affiliates or (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of Buyer or any of its Affiliates or consent to any action from any holder of any voting securities of Buyer or any of its Affiliates or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of Buyer;

(ii)                              form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with the voting securities of Buyer or otherwise act in concert with any Person in respect of any such securities;

(iii)                          otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of Buyer or to obtain representation on the board of directors of Buyer or any committee thereof;

(iv)                          enter into any discussions or arrangements with any third party with respect to any of the foregoing;

(v)                              request that Buyer or any of its Representatives amend or waive any provision of this Section 5.16, or make any public announcement with respect to the restrictions of this Section 5.16, or take any action which would reasonably be expected to require Buyer to make a public announcement regarding any potential transaction; or

(vi)                          advise, assist or encourage, or direct any Person to advise, assist or encourage any other Person or Persons, in connection with any of the foregoing.

(b)                    Each Seller acknowledges that Buyer would be irreparably injured by a breach of this Section 5.16 by a Seller, that monetary remedies would be inadequate to protect Buyer against any actual or threatened breach or continuation of any breach of this Section 5.16.  In the event of a breach or threatened breach of this Section 5.16, Buyer shall be entitled, without the posting of a bond, to seek an injunction restraining such breach or threatened breach.  Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

Section 5.17                Legend.

(a)                     Each Seller agrees that all certificates or other instruments representing the shares of Buyer Common Stock included in the Stock Consideration will bear a legend substantially to the following effect:

“(1) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, DATED AS OF [•], 2013, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE BUYER.”

(b)                    Upon request of a Seller, upon receipt by Buyer of an opinion of counsel reasonably satisfactory to Buyer to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, Buyer shall promptly cause the legend to be removed from any certificate representing the Stock Consideration.  Each Seller acknowledges that the shares of Buyer Common Stock included in the Stock Consideration have not been and will not be, registered under the Securities Act or under any state securities laws and agrees that he will not sell or otherwise dispose of any of the shares of Buyer Common Stock included in the Stock Consideration except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Section 5.18                Transition Services.  If requested by Buyer in writing no later than ninety (90) days following the date of the Agreement, Buyer and the Sellers shall negotiate in good faith a Transition Services Agreement (the “Transition Services Agreement”) for the benefit of the Company and its Affiliates to be entered into at the Closing, which will provide the Company and its Affiliates with such transitional services as are necessary, in the good faith judgment of Buyer, to continue to conduct the Business as it is currently conducted for a transitional period to be agreed by Buyer and Sellers following the Closing.  Any such Transition Services Agreement will contain terms and conditions customary for agreements of this type.

Section 5.19                Initial Outside Date Seller Certificates.  In the event the Closing of the transactions contemplated by this Agreement has not occurred on or before the date that is five (5) business days before the Initial Outside Date, each Seller shall deliver to Buyer a certificate signed by an authorized officer of such Seller, dated as of the date that is five (5) business days before the Initial Outside Date, to the effect that to Sellers’ Knowledge, since the date hereof through such date, there shall not have occurred a Material Adverse Effect.

Section 5.20                HSR Filings.

(a)                     Without limiting the generality of Section 3.4 and Section 4.3, if applicable, the Buyer and the Sellers shall duly file, or cause to be filed by their respective parent entities, with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice the notification and report forms (the “HSR Filings”) that Buyer determines may be required or advisable to file under the HSR Act, with respect to the transactions contemplated by this Agreement and the Ancillary Agreements no later than sixty (60) days following the date hereof.  The HSR Filings shall be in substantial compliance with the requirements of the HSR Act, and the Buyer and the Sellers shall request early termination of the applicable waiting period under the HSR Act. The Buyer and the Sellers shall promptly take, and cause each of its Subsidiaries and Affiliates to promptly take, in each case, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, all commercially reasonable actions to secure prompt U.S. federal, state  and other government clearance under the HSR Act and any applicable Law.

(b)                    The Buyer and the Sellers each agree to use their respective comercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VI

CONDITIONS OF PURCHASE

Section 6.1                        Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a)                     Representations and Warranties and Covenants of Sellers.

(i)                                  Only to the extent the Closing Date is on or before the Initial Outside Date (it being understood that this Section 6.1(a)(i) shall not be a condition to Closing following the Initial Outside Date), the representations and warranties of Sellers (A) set forth in this Agreement (other than those set forth in Section 3.2(a), Section 3.3 and the first sentence of Section 3.9 which are addressed in clause (B) below) shall be true and correct (without giving effect to any qualifications as to knowledge, materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of such specified date), other than for such failures to be true and correct that, individually or in the aggregate, would not have a Material Adverse Effect and (B) set forth in Section 3.2(a), Section 3.3 and the first sentence of Section 3.9 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of such specified date); and

(ii)                              Sellers shall have in all material respects performed the obligations and complied with the covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by Sellers at or prior to the Closing; provided, however, that in the event Sellers are in material breach of any of their obligations or covenants pursuant to this Agreement, Sellers shall have ten (10) business days to cure such breach (if curable) following receipt of notice of such breach.

(iii)                          Only to the extent the Closing Date is on or before the Initial Outside Date, since the date hereof until the Initial Outside Date, there shall not have occurred a Material Adverse Effect.

(b)                    No Prohibition.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no Order of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(c)                     Program Lender Consents/Approvals.  Buyer shall have received the consents and approvals of the Program Lenders set forth on Section 6.1(c) of the Buyer Disclosure Schedule.

(d)                   Regulatory Filings.  The Regulatory Filings set forth on Section 4.3 of the Buyer Disclosure Schedule shall have been obtained, filed or made, as applicable, and all applicable waiting periods (and any extensions thereof) shall have expired or otherwise been terminated.

(e)                     Closing Deliveries.  Sellers shall have delivered to Buyer all of the items required by Section 2.3(b).

Section 6.2                        Conditions to Obligations of Sellers.  The obligations of the Company and Sellers to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Sellers:

(a)                     Representations and Warranties and Covenants of Buyer.

(i)                                  The representations and warranties of Buyer and set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to knowledge or materiality set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of such specified date), other than for such failures to be true and correct as would not in the aggregate prevent or materially impair or delay their ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; and

(ii)                              Buyer shall have in all material respects performed the obligations and complied with the covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by Buyer at or prior to the Closing; provided, however, that in the event Buyer is in material breach of any of its obligations or covenants pursuant to this Agreement, Buyer shall have ten (10) business days to cure such breach (if curable) following receipt of notice of such breach.

(b)                    No Prohibition.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no Order of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(c)                     Regulatory Filings.  The Regulatory Filings set forth on Section 3.4 of the Seller Disclosure Schedule shall have been obtained, filed or made, as applicable, and all applicable waiting periods (and any extensions thereof) shall have expired or otherwise been terminated.

(d)                   Closing Deliveries.  Buyer shall have delivered to Sellers all of the items required by Section 2.3(a).

ARTICLE VII

TERMINATION

Section 7.1                        Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)                     by mutual written consent of Buyer and Sellers;

(b)                    by Sellers, on the one hand, or Buyer, on the other hand, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to September 10, 2013 (such date, the “Initial Outside Date”, and as it may be extended pursuant to the provisions below, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement or any Ancillary Agreements required to be performed prior to or at the Closing has been the principal cause of, or resulted in, the failure or delay of the Closing to occur; provided, further, that the Outside Date shall be extended automatically for an additional sixty (60) days only if between the date that fifteen (15) days and five (5) days before the Initial Outside Date, Buyer provides to Sellers written notice that (i) Buyer reasonably believes that any of Buyer’s remaining closing conditions shall be satisfied within such 60-day period and (ii) Buyer has and will continue to use its reasonable best efforts to cause any such remaining closing conditions to be satisfied within such 60-day period; provided, however, that if all of the conditions set forth in Article VI have been satisfied or waived other than the condition set forth in Section 6.1(a)(ii), at Buyer’s election, the Initial Outside Date or such 60-day period (as applicable) shall be deemed to be extended by such number of days reasonably required by the Sellers to cure such breach (if curable), but in no event by more than ten (10) business days.

(c)                     by Sellers, on the one hand, or Buyer, on the other hand, upon written notice to the other, if any Governmental Entity shall have issued a statute, rule, regulation, Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such statute, rule, regulation, Order or other action shall have become final and non-appealable;

(d)                   by Sellers, on the one hand, or Buyer, on the other hand, upon written notice to the other, if Buyer receives written notice from a Program Lender or Governmental Entity, as applicable, that such Program Lender or Governmental Entity will not issue, consent or otherwise approve the Regulatory Filings set forth on Section 4.3 of the Buyer Disclosure Schedule or the consents and approvals set forth on Section 6.1(c) of the Buyer Disclosure Schedule;

(e)                     by Buyer if it is not in breach of its obligations under this Agreement or any Ancillary Agreement, in any material respect, and if (i) any of the representations and warranties of the Company or Sellers herein are or become untrue or incorrect such that the condition set forth in Section 6.1(a)(i) would be incapable of being satisfied by the Initial Outside Date or (ii) there has been a breach on the part of the Company or Sellers of any of their covenants or agreements herein or therein such that the condition set forth in Section 6.1(a)(ii) would be incapable of being satisfied by the Initial Outside Date;

(f)                      by Sellers if they are not in breach of their obligations under this Agreement or any Ancillary Agreement, in any material respect, and if (i) any of the representations and warranties of Buyer herein are or become untrue or inaccurate such that the condition set forth in Section 6.2(a)(i) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of Buyer of any of their covenants or agreements herein or therein such that the condition set forth in Section 6.2(a)(ii) would be incapable of being satisfied by the Outside Date;

(g)                    by Buyer if it shall have delivered a Transaction Termination Notice to Sellers pursuant to Section 2.6(b); and

(h)                    by Buyer on or prior to the Initial Outside Date if there shall have been a Material Adverse Effect  on or prior to the Initial Outside Date and Buyer shall have exercised its right to terminate the Agreement pursuant to this Section 7.1(h) within ten (10) days following Buyer becoming aware of such Material Adverse Effect.

Section 7.2                        Effect of Termination.  In the event of termination of this Agreement by a party hereto pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any party hereto or their respective Affiliates, directors, officers or employees, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Article I, Section 5.4(a), this Section 7.2, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement; provided, however, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                        Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing in full force and effect until the date that is eighteen (18) months after the Closing Date, except: (a) those representations and warranties contained in Section 3.1 and Section 4.1 (Organization and Good Standing), Section 3.2 (Capitalization), Section 3.3 and Section 4.2 (Authorization and Enforceability), Section 3.22 and Section 4.8 (Brokers’ Fees), Section 3.26 (Purchase for Investment) and Section 4.9 (Status of the Buyer and Buyer Common Stock) (such representations and warranties hereinafter referred to as the “Fundamental Representations”) shall survive the Closing indefinitely; (b) the representations and warranties set forth in Section 3.14 (Labor) and Section 3.16 (Company Benefit Plans) shall survive the Closing until the sixtieth (60th) day after the expiration of the applicable statute of limitations; (c) the representations and warranties contained in Section 3.12 (Taxes) shall survive for the period set forth in Section 5.9(h), and (d) the covenants contained in this Agreement that are to be performed followng the Closing shall survive the Closing in accordance with their terms; provided, however, to the extent any claim for indemnification with respect to a breach of any representation or warranty has been made in accordance with Section 8.5 prior to the date that the representation or warranty would no longer survive (absent such claim for indemnification), then the matters covered by such claim shall be deemed to survive until the claim for indemnification has been satisfied or otherwise resolved.

Section 8.2                        Indemnification of Buyer.  Subject to the limitations set forth herein, with effect from the Closing, Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective Representatives in their capacity as such (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses resulting or arising from or in connection with (a) any breach of any representation or warranty made by Sellers set forth in this Agreement or any certificate delivered pursuant hereto (other than the applicable Fundamental Representations and Section 3.12 (which matters are addressed in Section 5.9)), (b) any breach of the Fundamental Representations made by Seller set forth in this Agreement (in the case of each of clause (a) and clause (b) of this Section 8.2 (other than respect to the first sentence of Section 3.9), without regard to any Material Adverse Effect or materiality (or words of similar import) qualification contained in the representations or warranties), or (c) any nonfulfillment of, or failure by Sellers or the Company to perform or fulfill, any of its covenants or agreements required to be performed by such party under this Agreement or the Ancillary Agreements.

Section 8.3                        Indemnification of Sellers.  Subject to the limitations set forth herein, with effect from the Closing, Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates and their respective Representatives in their capacity as such (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses resulting or arising from or in connection with (a) any breach of any representation or warranty made by Buyer set forth in this Agreement or any certificate delivered pursuant hereto (other than the applicable Fundamental Representations), (b) any breach of the Fundamental Representations made by Buyer set forth in this Agreement (in the case of clause (a) and clause (b) of this Section 8.3, without regard to any materiality (or words of similar import) qualification contained in the representations or warranties), (c) any nonfulfillment or failure by Buyer to perform or fulfill, any of its covenants or agreements required to be performed by such party under this Agreement or the Ancillary Agreements; or (d) any Buyer Offering.

Section 8.4                        Limitations.

(a)                     Limitations of Buyer Indemnified Parties.  Subject to Section 8.4(c) and Section 8.4(d) and except as provided in Section 5.9:

(i)                                  no amounts of indemnity shall be payable as a result of any claim arising under Section 8.2(a) unless and until the Buyer Indemnified Parties have suffered, incurred, sustained or become subject to Losses in excess of $500,000 in the aggregate (the “Buyer Threshold”), in which case the Buyer Indemnified Party may bring a claim for all such Losses in excess of the Buyer Threshold;

(ii)                              no claim for Losses under Section 8.2(a) arising from a single event or a series of related events may be brought by Buyer Indemnified Parties unless the amount of such claim or series of related claims is in excess of $25,000 (the “Buyer De Minimis Claim Amount”) or the aggregate of such Losses not exceeding the Buyer De Minimis Claim Amount exceeds $100,000 (the “Buyer Aggregate De Minimis Claim Amount”), in which case the Buyer Indemnified Party may bring a claim for all such Losses subject to the limitation set forth in clause (i) above; and

(iii)                          the maximum liability of Sellers under Section 8.2(a) shall not exceed $7,000,000 in the aggregate (the “Buyer Indemnity Amount”).

(b)                    Limitations of Seller Indemnified Parties.  Subject to Section 8.4(c) and Section 8.4(d) and except as provided in Section 5.9:

(i)                                  no amounts of indemnity shall be payable as a result of any claim arising under Section 8.3(a) unless and until the Seller Indemnified Parties have suffered, incurred, sustained or become subject to Losses in excess of $500,000 in the aggregate (the “Seller Threshold”), in which case the Seller Indemnified Party may bring a claim for all such Losses in excess of the Seller Threshold;

(ii)                              no claim for Losses under Section 8.3(a) arising from a single event or a series of related events may be brought by Seller Indemnified parties unless the aggregate amount of such claim or series of related claims is in excess of $25,000 (the “Seller De Minimis Claim Amount”) or the aggregate of such Losses not exceeding the Seller De Minimis Claim Amount exceeds $100,000 (the “Seller Aggregate De Minimis Claim Amount”), in which case the Seller Indemnified Party may bring a claim for all such Losses subject to the limitation set forth in clause (i) above; and

(iii)                          the maximum liability of Buyer under Section 8.3(a), as applicable, shall not exceed $7,000,000 in the aggregate (the “Seller Indemnity Amount”).

(c)                     Notwithstanding the foregoing, the Buyer Threshold, Buyer De Minimis Claim Amount, Buyer Aggregate De Minimis Claim Amount, Buyer Indemnity Amount, Seller Threshold, Seller De Minimis Claim Amount, Seller Aggregate De Minimis Claim Amount and Seller Indemnity Amount shall not apply to Losses arising out of, relating to or resulting from fraud, bad faith, willful misconduct or intentional misrepresentation.

(d)                   Notwithstanding anything contained in this Agreement to the contrary, no Person shall be entitled to recover an amount pursuant to any provision of this Agreement (including Section 5.13) to the extent (i) that such Person has already recovered such amount under any other provision of this Agreement or (ii) the amount such Person is seeking to recover is in connection with or related to a Loss, claim or cause of action with respect to which such Person or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.  For the avoidance of doubt, any Losses arising under this Agreement as a result of a breach of Section 3.19 shall be indemnifiable solely pursuant to Section 8.2(a), and no claims resulting from any such Losses shall be bought pursuant to any other provision of this Agreement, including Section 5.13, nor shall any such Losses be figured in to the determination of any Loan Loss Amount for purposes of Section 5.13 and further, to the extent any Loss recovered by a Buyer Indemnified Party as a result of a breach of the representations and warranties contained in Section 3.19 would be recoverable pursuant to Section 5.13, Sellers shall be provided a credit on a dollar-for-dollar basis in the amount of any such Loss for the purposes of satisfying any Loan Loss Amounts owed to Buyer by Sellers at such time, and any amounts in excess of such credited amount shall be promptly returned to Sellers.

Section 8.5                        Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(a)                     If an Indemnified Party intends to seek indemnification under this Article VIII for any matter not involving a Third Party Claim, it shall promptly notify the Indemnifying Party in writing of the facts and circumstances giving rise to such claim.  Such notice shall specify in reasonable detail (to the extent practicable based on information reasonably available at such time) the basis of the claim.

(b)                    In the event that a claim by a third party against the Indemnified Party (a “Third Party Claim”) is brought against an Indemnified Party for which indemnification is provided under this Article VIII, and such Indemnified Party intends to seek such indemnity, then such Indemnified Party shall, promptly (but in any event within thirty (30) days of receipt of such Third Party Claim or ten (10) days after receipt in the event the Third Party Claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on an Indemnified Party), notify the Indemnifying Party in writing of such Third Party Claim, which notice shall specify in reasonable detail (to the extent practicable based on information reasonably available at such time) the facts and circumstances pertaining thereto and the basis for the Indemnified Party’s right to indemnification; provided, however, that any delay or failure by such Indemnified Party to give such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced by such delay or failure.  Subject to Section 8.5(d), the Indemnifying Party shall have thirty (30) days after receipt of such notice (or ten (10) days after the receipt of such notice from the Indemnified Party in the event the Third Party Claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on an Indemnified Party) to notify the Indemnified Party of its intent to defend such Third Party Claim through counsel reasonably acceptable to the Indemnified Party and at the expense of the Indemnifying Party. Subject to Section 8.5(d), upon delivery of such notice, (i) the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, (ii) the Indemnified Party shall be permitted to participate in such settlement or defense through counsel chosen by it in its sole discretion at its sole expense; provided, however, that the Indemnifying Party shall be responsible for such expense if (A) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (B) if, following petition by an Indemnified Party, a court of competent jurisdiction determines that a diligent, good faith defense is not being, or ceases to be, conducted by the Indemnifying Party, and (iii) the Indemnifying Party shall be entitled to assume the defense and settlement of such Third Party Claim.

(c)                     The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement or consent to entry of any judgment, in each case, unless such settlement or consent does not contain any admission of guilt or wrongdoing on the part of the Indemnified Party, does not by its terms include any specific restriction on the Indemnified Party or its Affiliates or the conduct of their respective businesses, is entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII and includes as a term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim.  Subject to Section 8.5(d), so long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any Third Party Claim for which the Indemnifying Party has undertaken the defense unless it irrevocably waives its rights to indemnity under this Article VIII with respect to such claim or unless the Indemnifying Party shall have consented in writing to such payment or settlement.

(d)                   Notwithstanding anything to the contrary contained in Section 8.5(b) or Section 8.5(c), the Indemnifying Party shall not have the option to assume the defense of a Third Party Claim if (i) the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a Third Party Claim hereunder (or ten (10) Business Days after the receipt of any notice from the Indemnified Party in the event the Third Party Claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on an Indemnified Party) that it elects to undertake the defense thereof, (ii) the Indemnifying Party elects to undertake the defense thereof but thereafter following petition by an Indemnified Party, a court of competent jurisdiction determines that a diligent, good faith defense is not being, or ceases to be, conducted by the Indemnifying Party, (iii) the principal remedy sought by a Third Party Claim includes a remedy other than money damages or (iv) a Third Party Claim seeks monetary damages in an amount that based on an objective reasonable valuation would exceed the then remaining limit on the Indemnifying Party’s liability under Section 8.2 or Section 8.3, as applicable, or would be payable in part by the Indemnified Party if the monetary damages sought constitute more than fifty percent (50%) of such monetary damages sought, assuming all other pending claims for indemnification under Section 8.2 or Section 8.3, as applicable, would be paid in the amounts set forth in the claims set forth by the Indemnified Parties, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to defend such Third Party Claim (upon providing further written notice to the Indemnifying Party), subject to the right of the Indemnifying Party to approve the counsel selected by the Indemnified Party (“Indemnified Party Counsel”), which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnified Party shall not settle, compromise or offer to settle or compromise, or admit any liability with respect to any such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)        If the Indemnified Party wishes to admit liability or agree or compromise in respect of any Third Party Claim it is defending pursuant to Section 8.5(d), it must provide a written notification to the Indemnifying Party specifying the course of action proposed by the Indemnified Party to be taken (including the amount of any proposed settlement) and obtain a written consent from the Indemnifying Party to proceed with such course of action.  If the Indemnifying Party does not consent to the intended course of action, it shall notify the Indemnified Party of the reasons therefor, as well a proposed course of action in respect of any proposed admission of liability, agreement or compromise with respect to the Third Party Claim, which, if followed by the Indemnified Party shall be deemed to be an action taken by the Indemnified Party with the consent of the Indemnifying Party.

(f)        The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.  In connection with a Third Party Claim, the Indemnifying Party or the Indemnified Party, as applicable, will, to the extent requested, reasonably cooperate with the Indemnified Party or the Indemnifying Party, respectively, to assert appropriate defenses in respect of statutes of limitations, if reasonably applicable.

Section 8.6      Character of Indemnity Payments.  The parties hereto agree that any indemnification or reimbursement payments made with respect to this Agreement shall, so far as is legally permissible, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 8.7      Losses Net of Third Party Recoveries.  The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from third parties (including amounts actually recovered under insurance policies, but only to the extent any recovered insurance proceeds exceed costs of collecting such proceeds and premium increases, whether retrospective or prospective, that are certified by the underwriter to result from the claim for such proceeds) with respect to such Losses.  If any Indemnified Party recovers an amount from a third party in respect of an indemnifiable Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess of (i) the sum of (A) the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Loss plus (B) the amount received from the third party in respect thereof, less (ii) the full amount of such Losses.

Section 8.8      Exclusive Remedy.  Except as otherwise provided in this Agreement, this Article VIII shall be the sole and exclusive monetary remedy following the Closing for any breach of any representation, warranty or covenant in this Agreement, other than any remedies for fraud, bad faith, willful misconduct or intentional misrepresentation.

ARTICLE IX

MISCELLANEOUS

Section 9.1      Assignment.  Except for an assignment to a party’s wholly owned Subsidiary, which shall not require the consent of any party hereunder, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, however, that in the event of a permitted assignment, such Person shall assume upon the consummation of the assignment the applicable obligations of the Company under this Agreement.  Any attempted assignment in contravention hereof shall be null and void.

Section 9.2      Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of law principles of such state to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 9.3      Consent to Jurisdiction; Service of Process.  With respect to any Action relating to or arising from this Agreement or the transactions contemplated hereby, each party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York county (provided, that a final judgment in any such Action shall be conclusive and enforced in other jurisdictions) and (ii) waives any objection which it may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have any jurisdiction over such party.  The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.  Sellers, on the one hand, and Buyer, on the other hand, irrevocably agree that service of any process, summons, notice or document by United States registered mail to such party’s address set forth in Section 9.4 shall be effective service of process for any Action in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.3.

Section 9.4      Notices.  All notices, requests, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, when delivered personally; (b) on the date the delivering party receives confirmation, if delivered by cable, telecopy or facsimile; (c) one (1) Business Day after being sent by an internationally recognized overnight courier service (providing proof of delivery); or (d) three (3) Business Days after being mailed by certified or registered mail (return receipt requested, with postage prepaid), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Ares Commercial Real Estate Corporation

2 N. LaSalle Street, Suite 925

Chicago, IL 60602

Attn:    Tae-Sik Yoon

Fax: (312) 324-5901

with copies (which copies shall not constitute notice) to:

Ares Commercial Real Estate Management LLC

2 N. LaSalle Street, Suite 925

Chicago, IL 60602

Attn:    Legal Department

Fax: (312) 324-5901

and

Ares Commercial Real Estate Management LLC

2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067

Attention: Michael Weiner

Fax: (310) 201-4141

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn:   William S. Rubenstein

Fax:    (917) 777-2642

and

Attn:    David C. Eisman

Fax:     (213) 621-5381

If to Sellers, to:

The Alliant Company LLC

340 Royal Poinciana Way, Suite 305

Palm Beach, Florida  33480

Attn:  Sidney Kohl

FAX:  561  833-3694

With copies (which copies shall not constitute notice) to:

Alliant Asset Management Company, LLC

21600 Oxnard Street,  Suite 1200

Woodland Hills, CA 91367

Attn:  Shawn Horwitz

Fax: 818-668-2828

And, with copies (which copies shall not constitute notice) to:

DLA Piper LLP (US)
2000 Avenue of the Stars
Suite 400 North Tower
Los Angeles, California 90067-4704
Attn:  Masood Sohaili
Fax:  310 595 3340

Section 9.5      Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6      Fees and Expenses.  Except as otherwise expressly specified in this Agreement or the applicable Ancillary Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not such transactions are consummated; provided, however, Buyer and Sellers shall be liable for, shall pay or cause to be paid, and shall indemnify and hold harmless the other from and against, 50% of all costs related to any approval or transfer fee charged by a Program Lender in connection with the transactions contemplated by this Agreement; provided, further, that Buyer shall be liable for, shall pay or cause to be paid, and shall indemnify and hold harmless the Sellers from and against, 100% of all costs related to the preparation and negotiation of the consent and approval applications set forth on Section 6.1(c) of the Buyer Disclosure Schedule.

Section 9.7      Entire Agreement.  This Agreement (including the exhibits and schedules hereto), together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.8      Disclosure.  Any matter disclosed in any Section of the Seller Disclosure Schedule shall be considered disclosed with respect to any other Section of such Schedule to the extent the relevance thereto is reasonably apparent from the face of such disclosure.  The inclusion of information in any Section of the Seller Disclosure Schedule (or any update thereto) shall not be construed as an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business or the Company, has resulted in or would result in a Material Adverse Effect, is outside the ordinary course or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.

Section 9.9      Waiver and Amendment.  This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Sellers and Buyer.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.10    Third-Party Beneficiaries.  Except for the right of the Indemnified Parties and their successors and permitted assigns to indemnification pursuant to Article VIII, nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 9.11    Interpretation.  When a reference is made in this Agreement to the Preamble or to the Recitals, Article, Section, Exhibit or Schedule such reference shall be to the Preamble or a Recital, Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this

Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute, agreement or instrument as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes, and any rules, regulations or guidelines issued or promulgated thereunder.  Any reference herein to a document having been made available to Buyer means that a copy of such document, with all amendments, modifications and supplements, was delivered to Buyer. Other than in Section 9.1, references to a Person are also to its permitted successors and assigns.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.12    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.13    Counterparts; Facsimile Signatures.  This Agreement may be executed or delivered (including by facsimile transmission) in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.

Section 9.14    WAIVER OF JURY TRIAL.  EACH OF BUYER, SELLERS, THE COMPANY AND ANY THIRD-PARTY BENEFICIARY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF BUYER, SELLERS OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.  EACH OF BUYER, SELLERS, THE COMPANY AND ANY THIRD-PARTY BENEFICIARY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

THE ALLIANT COMPANY, LLC

By: Alliant, Inc., its managing member

By:	/s/ Sidney Kohl
Name: Sidney Kohl
Title: Authorized Signatory

ALLIANT, INC.

By:	/s/ Sidney Kohl
Name: Sidney Kohl
Title: Authorized Signatory

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ John B. Bartling, Jr.
Name: John B. Bartling, Jr.
Title: Chief Executive Officer

INDEX OF DEFINED TERMS

Action	2
Additional Risk Loans	2
Affiliate	2
Agreement	1, 2
Alliant GP Loans	2
Ancillary Agreements	2
Applicable Requirements	2, 38
Assessment Period	2, 21
Audit Firm	2, 19
Audited Balance Sheet Date	2
Borrower	2
Business	2
Business Confidential Information	2
Business Day	2
Business Intellectual Property	3
Business Lease	3, 27
Business Leases	27
Business Owned Intellectual Property	3
Buyer	1, 3
Buyer Aggregate De Minimis Claim Amount	3, 70
Buyer Annual Financial Statements	45
Buyer Common Stock	3
Buyer De Minimis Claim Amount	3, 70
Buyer Disclosure Schedule	3
Buyer Financial Statements	45
Buyer Indemnified Parties	3, 69
Buyer Indemnity Amount	3, 70
Buyer Insurance Policies	3, 54
Buyer Interim Financial Statements	45
Buyer Offering	3, 61
Buyer SEC Documents	3
Buyer Threshold	3, 70
Closing	3, 15
Closing Date	3, 15
Code	3
Common Unit	3
Company	1, 3
Company Benefit Plan	34
Company Benefit Plans	4
Company Employee	4
Competing Business	4, 58
Confidential Information	4, 50
Confidentiality Agreement	4

Continuing Employee	4, 54
Contract	4
Covered HUD Loan Origination Fees and Premiums	4
Covered Loan Consideration	4, 22
Covered Loans	4
Defaulted Loans	4
Derivative Transactions	4
DOL	5
DUS Guide	5
DUS Portfolio	5
Environmental Claim	5
Environmental Laws	5
Environmental Permits	5
ERISA	5
ERISA Affiliate	5
Escrow Account	5, 21
Escrow Agent	5, 21
Escrow Agreement	5, 21
Escrow Amount	5
Estimated Cash Consideration	6
Estimated Closing Statement	5, 18
Estimated Excess Reserve Amount	5, 18
Estimated Net Working Capital	5, 18
Estimated Recruiting Expenses	6, 18
Excess Reserve Amount	6
Exchange Act	6
Fannie Mae	6
FHA	6
Final Cash Consideration	6
Final Closing Statement	6, 18
Final Excess Reserve Amount	6, 18
Final Net Working Capital	6, 18
Final Recruiting Expenses	6, 18
Financial Statements	6
Fixed Cash Consideration	7, 15
Fundamental Representations	7, 69
GAAP	7
GNMA	7
Governing Documents	7
Government Sponsored Program Lender	7
Governmental Entity	7
Hazardous Materials	7
HSR Act	7

HUD	7
Indebtedness	7
Indemnified Parties	8, 70
Indemnified Party Counsel	8, 73
Indemnifying Party	8
Initial Outside Date	67
Insurance Policies	8, 27
Intellectual Property	8
Intercompany Accounts	8
Investor	8
IRS	8
Knowledge of Buyer	8
Knowledge of Sellers	8
Law	8
Leased Properties	8, 27
Level II Loans	8
Lien	8
Loan Loss Amount	9
Losses	9
Material Adverse Effect	9
Material Contracts	9, 29
Mortgage	9
Mortgage Loan Schedule	10
Mortgage Loans	10
Mortgage Note	10
Mortgage Servicing Agreement	10
Mortgaged Property	10
Notice of Disagreement	10, 19
NWC Escrow Amount	10, 18
OFAC	11
Off Balance Sheet Arrangements	11
Operating Agreement	11
Order	11
Outside Date	11, 67
Outstanding Units	1, 11
Permits	11, 33
Person	11
Potential Default Loans	11
Pre-Closing Tax Returns	11, 55
Preferred Units	11
Prime Rate	21
Program Lender	11
Purchase Price	12, 15
Quarterly Financials	6

Recruiting Expenses	12, 48
Reference Balance Sheet	12
Reference Closing Statement	12
Registered Intellectual Property	12, 36
Registration Rights Agreement	12
Regulatory Filing	12
Regulatory Filings	25
Reimbursable Loss Loans	12
Release	12
Representatives	12
Required Information	12, 62
Required Net Working Capital	12
Required Restricted Reserve Amount	12
Retained Interest in Securitization	12
Securities Act	12, 24
Seller	1, 13
Seller Aggregate De Minimis Claim Amount	13, 71
Seller De Minimis Claim Amount	13, 71
Seller Disclosure Schedule	13
Seller Indemnified Parties	13, 70
Seller Indemnity Amount	13, 71
Seller Threshold	13, 70
Sellers	1
Serviced Loan	13
Standstill Period	13, 63
Stock Consideration	13, 15
Stock Escrow Agreement	13
Straddle Period	13
Subsidiary	13
Tax	14
Tax Authority	14
Tax Return	14
Taxes	14
Third Party Claim	14, 71
Transaction Commitment Notice	14, 21
Transaction Termination Notice	14, 21
Transfer Taxes	56
Transition Services Agreement	65
Treasury Regulations	14
Undesignated DUS Portfolio Loans	14
Units	14
Updated Mortgage Loan Schedule	14
Warehouse Line	14, 61